PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED APRIL 20, 2009

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. 1)

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☑	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Materials Pursuant to Section 240.14a-12

IPC HOLDINGS, LTD.
(Name of Registrant as Specified in its Charter)

VALIDUS HOLDINGS, LTD.
VALIDUS LTD.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REASONS TO VOTE “AGAINST” THE PROPOSED MAX AMALGAMATION
BACKGROUND OF THE SOLICITATION
CERTAIN INFORMATION CONCERNING THE PROPOSED MAX AMALGAMATION
CERTAIN INFORMATION CONCERNING VALIDUS AND VALIDUS LTD.
THE PROPOSED VALIDUS AMALGAMATION
OTHER MAX AMALGAMATION PROPOSALS TO BE PRESENTED AT THE ANNUAL GENERAL MEETING
OTHER PROPOSALS TO BE PRESENTED AT THE ANNUAL GENERAL MEETING
VOTING PROCEDURES
DISSENTERS’ RIGHTS
SOLICITATION OF PROXIES
FORWARD-LOOKING STATEMENTS
OTHER INFORMATION
IMPORTANT VOTING INFORMATION
SCHEDULE I INFORMATION CONCERNING DIRECTORS, OFFICERS AND OTHER PARTICIPANTS OF VALIDUS AND VALIDUS LTD.
PARTICIPANT EXECUTIVE OFFICERS
SCHEDULE II
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED APRIL 20, 2009

GENERAL MEETING OF THE SHAREHOLDERS
OF
IPC HOLDINGS, LTD.
TO BE HELD ON          , 2009

PROXY STATEMENT
OF
VALIDUS HOLDINGS, LTD.
AND VALIDUS LTD.

SOLICITATION OF PROXIES IN OPPOSITION TO THE PROPOSED AMALGAMATION OF IPC HOLDINGS, LTD. AND MAX CAPITAL GROUP LTD.

This Proxy Statement (the “Proxy Statement”) and the enclosed GOLD proxy card are furnished by Validus Holdings, Ltd., a Bermuda exempted company (“Validus”), and Validus Ltd., a Bermuda exempted company and a wholly-owned subsidiary of Validus (“Validus Ltd.”) (for convenience purposes, throughout this Proxy Statement, we sometimes refer to Validus as the party soliciting proxies in connection herewith), in connection with Validus’ solicitation of proxies to be used at the annual general meeting (the “Annual General Meeting”) of shareholders of IPC Holdings, Ltd., a Bermuda exempted company (“IPC” or the “Company”), to be held on          , 2009, at           at      Atlantic Time, and at any adjournments, postponements or reschedulings thereof. Pursuant to this Proxy Statement, Validus is soliciting proxies from holders of common shares, par value $0.01 per share (the “Shares”), of the Company, to vote “AGAINST” the proposal to issue Company Shares in connection with the Agreement and Plan of Amalgamation, dated as of March 1, 2009, as amended by Amendment No. 1 to the Agreement and Plan of Amalgamation dated as of March 5, 2009, among Max Capital Group Ltd. (“Max”), the Company and IPC Limited (as the same may be amended, the “Max Amalgamation Agreement”) which would result in the amalgamation of Max with and into IPC Limited, a wholly-owned subsidiary of IPC that was formed for the purpose of the amalgamation, with the amalgamated company remaining a wholly-owned subsidiary of IPC and the name of IPC being changed to Max Capital Group Ltd. (the “Proposed Max Amalgamation”). The specific proposal we are soliciting proxies to vote “AGAINST” is proposal #8 (“Proposal #8”) in the Joint Proxy Statement/Prospectus included in the Registration Statement on Form S-4 filed by IPC with the SEC on March 27, 2009, and amended by Amendment No. 1 to the Registration Statement on Form S-4 filed on April 13, 2009 (the “IPC/Max S-4”). With respect to the remaining proposals we will vote your Shares as instructed by you, or if you fail to instruct us, as indicated in this proxy statement. The Company has set          , 2009 as the record date for determining those shareholders who will be entitled to vote at the Annual General Meeting (the “Record Date”). The registered offices of the Company are located at American International Building, 29 Richmond Road, Pembroke HM 08, Bermuda.

This Proxy Statement and the enclosed GOLD proxy card are first being mailed to the Company’s shareholders on or about April   , 2009.

WE ARE DISTRIBUTING THIS PROXY STATEMENT IN ORDER TO URGE THE COMPANY’S SHAREHOLDERS TO VOTE “AGAINST” THE PROPOSED MAX AMALGAMATION. WE BELIEVE THAT THE CONSIDERATION TO BE PAID TO THE COMPANY’S SHAREHOLDERS BY MAX IN THE PROPOSED MAX AMALGAMATION IS INADEQUATE, AND BETTER ALTERNATIVES EXIST.

On March 31, 2009, Validus publicly announced that it had delivered a binding offer to the Company presenting a proposal (the “Validus Offer”) to the Company for the amalgamation of Validus and IPC in an exchange of shares whereby each IPC common share will be exchanged for 1.2037 Validus common shares, par value $0.175 per share (the “Validus Shares”). The Company announced on April 7, 2009 that its board of directors (the “Company’s Board”) determined that the Validus Offer does not constitute a “superior proposal” under the terms of the Max Amalgamation Agreement and reaffirmed its support of the Proposed Max Amalgamation. As of March 31, 2009 (based upon closing market prices as of March 30, 2009), the Validus Offer had a value of $29.98 per Share, or approximately $1.68 billion in the aggregate, which represented an 18% premium to the trading value of the Shares as of the market close on the day prior to the announcement, and a 24% premium over $24.26, which was the average closing price of the Shares between March 2, 2009, the day the Company and Max announced the

Proposed Max Amalgamation, and March 30, 2009, the last trading day before we announced the Validus Offer. The premium represented by the Validus Offer may be larger or smaller depending on the market price of each of the Shares and the Validus Shares at the effective time of the amalgamation and will fluctuate between now and then depending on the market prices upon consummation.

WE ARE NOT ASKING YOU TO VOTE ON OR APPROVE THE VALIDUS OFFER AT THIS TIME.   HOWEVER, A VOTE “AGAINST” THE ISSUANCE OF SHARES IN CONNECTION WITH THE PROPOSED MAX AMALGAMATION WILL SEND A CLEAR MESSAGE TO THE COMPANY’S BOARD THAT IT SHOULD GIVE PROPER CONSIDERATION TO ALL PROPOSALS WHICH IT RECEIVES, INCLUDING THE VALIDUS OFFER.

EVEN IF YOU HAVE ALREADY SENT A PROXY CARD TO THE COMPANY, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. ONLY YOUR LATEST-DATED PROXY COUNTS. VOTE “AGAINST” THE PROPOSED MAX AMALGAMATION BY VOTING “AGAINST” PROPOSAL #8, SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF YOUR PROXY CARD IS MAILED IN THE UNITED STATES. THEREFORE, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD TO US.

REASONS TO VOTE “AGAINST” THE PROPOSED MAX AMALGAMATION

Validus is soliciting proxies from the Company’s shareholders in opposition to the Proposed Max Amalgamation and specifically “AGAINST” the proposal to issue the Company Shares in connection with the Max Amalgamation Agreement. Validus urges all of the Company’s shareholders to vote “AGAINST” the Proposed Max Amalgamation for the following reasons:

•	A vote “AGAINST” the Proposed Max Amalgamation preserves your opportunity to receive the significant premium for your Shares contemplated by the Validus Offer which, if consummated, provides significantly greater financial value than the Proposed Max Amalgamation.

The Proposed Max Amalgamation contemplates providing little or no premium to the Company’s shareholders, who would continue to hold IPC common shares after the transaction. Based upon closing prices as of March 30, 2009, the last trading day prior to its announcement, the Validus Offer had a value of $29.98 per Share, or approximately $1.68 billion in the aggregate, which represented an 18% premium to the trading value of the Shares as of such date and a 24% premium over $24.26, which was the average closing price of the Shares between March 2, 2009, the day the Company and Max announced the Proposed Max Amalgamation, and March 30, 2009, the last trading day before we announced the Validus Offer. The premium represented by the Validus Offer may be larger or smaller depending on the market price of each of the Shares and the Validus Shares at the effective time of the amalgamation and will fluctuate between now and then depending on the market prices upon consummation. Based upon the closing prices on April 17, 2009, the last practicable date prior to the filing of this Proxy Statement, the Validus Offer had a value of $28.77 per Share, or $1.6 billion in the aggregate, which represented a 7.1% premium to the closing price of the Shares as of such date and a premium of 13.2% over the March 30, 2009 closing price of the Shares.

We are confident that the Company’s shareholders recognize that the Validus Offer is superior to the Proposed Max Amalgamation. Information with respect to the range of closing prices for the Shares for certain dates and periods is set forth in the IPC/Max S-4. Validus urges shareholders to obtain a current market quotation for the Shares.

•	A vote “AGAINST” the Proposed Max Amalgamation stops the Board’s attempt to sell the Company for little or no premium.

The Company has entered into a purported “merger of equals” with Max in which the Company’s shareholders will receive little or no premium for their Shares. Although the Company’s Board has stated its belief that the Proposed Max Amalgamation is a strategic merger of equals, we believe that its analysis is incorrect and we believe that the Proposed Max Amalgamation is in fact a sale of the Company. Based upon the expected roles to be played by the Company’s existing management in the combined company and the proposed name of “Max Capital Group Ltd.” for the Company following the Proposed Max Amalgamation and the retirement and consulting agreement entered into by the Company’s Chief Executive Officer and President, we believe that the Proposed Max Amalgamation looks much more like an agreement was reached to sell the Company to Max for little or no premium. In any case, we believe that under Bermuda law and good governance the Company’s Board, in evaluating any strategic transaction of this type, should consider available alternative transactions beforehand, communicate these alternatives clearly to the Company’s shareholders and act to maximize value for the Company’s shareholders, whether on a long-term or short-term basis, and we believe that the Company’s Board has failed to do so in this case. On February 27, 2009, the trading day immediately prior to the date that the Proposed Max Amalgamation was announced, the Proposed Max Amalgamation represented a 1% premium to the closing price of the Company’s Shares (based on the closing price of Max’s shares on that date multiplied by the inverse of the 0.6429 exchange ratio in the Proposed Max Amalgamation). The amount of any premium to be received by the IPC shareholders, or whether there is any premium at all will depend on the market prices of the Company’s Shares and the Max common shares at the effective time of the Proposed Max Amalgamation. Based upon the closing prices on April 17, 2009, the last practicable date prior to the filing of this Proxy Statement, the Proposed Max Amalgamation represented a 0.5% discount to the closing price of the Company’s Shares. You should consider that, since July 24, 2007 (the date of Validus’ initial public offering) through March 30, 2009 (the last trading day prior to the announcement of the Validus Offer), Max’s common shares have declined 36.5% whereas the Validus common shares have appreciated 13.2% over the same period. Although we believe that the Validus Offer would provide the Company’s shareholders with a significant premium for their Shares, because both the Proposed Max Amalgamation and the Validus Offer provide for stock consideration with fixed exchange ratios, the relative value of each to IPC shareholders will fluctuate based on changes in the trading prices of Max common shares, Validus Shares and the Company’s Shares.

•	A vote “AGAINST” the Proposed Max Amalgamation rejects a transaction which will materially impair the Company’s balance sheet to the detriment of shareholders.

Under the Proposed Max Amalgamation, the Company will be assuming the entirety of Max’s assets and liabilities. Despite statements by the Company’s Board of its desire to reduce earnings volatility through a business combination, it has chosen a deal in which the Company’s shareholders will assume an investment portfolio with large concentrations of risky assets, including alternative investments and non-agency asset-backed securities, and inadequate property and casualty and life and annuity reserves. According to Max’s most recent Form 10-K, as of December 31, 2008, its holdings of alternative investments and non-agency asset-backed securities totaled 99% of its tangible equity, indicating a significant amount of embedded risk. Also, according to the IPC/Max S-4, the Company will have to add $130 million to Max’s property and casualty and life and annuity reserves, indicating prior under-reserving.

In contrast, the Validus Offer brings with it no exposure to alternative investments. Validus’ investment policy specifically precludes it from making investments in the alternative asset class, which we view as having excessive risk for our policyholders and shareholders.

•	A vote “AGAINST” the Proposed Max Amalgamation rejects a transaction in which it will combine with an unprofitable company in the guise of “diversification”.

Under the Proposed Max Amalgamation, the Company’s Board has chosen to combine with an entity that suffered a comprehensive net loss of $200.4 million, or $3.10 per Max diluted share, in 2008. Max’s U.S. Specialty segment, the centerpiece of its “diversified” businesses, operated in 2008 with a combined ratio of 138.5%. The combined ratio is a commonly used measure of an insurance company’s underwriting profitability. It is calculated as the sum of an insurer’s net loss ratio and its expense ratio. A combined ratio below 100% indicates profitable underwriting; a combined ratio of 100% or higher indicates that premiums are less than aggregate claims and expenses. The net loss ratio is calculated by dividing losses and loss expenses incurred (including estimates for incurred but not reported losses) by net premiums earned. The expense ratio is calculated by dividing acquisition costs combined with general and administrative expenses by net premiums earned. As evidenced by Max’s combined ratio in 2008, Max’s underwriting business was loss-making in 2008.

The Board’s choice to combine with a loss-making entity “diversifies” the Company and its shareholders into businesses which have earned returns below what IPC earned on a standalone basis in the same period. In that context, we would urge you to consider that Validus earned $45.3 million, or $0.61 per Validus diluted share, in 2008.

•	A vote “AGAINST” the Proposed Max Amalgamation rejects a transaction which favors the Max’s senior management over the Company’s shareholders.

Although the Company’s shareholders will receive little or no premium in the Proposed Max Amalgamation, the IPC/Max S-4 discloses that the senior executives of Max will receive accelerated vesting in 50% of their outstanding unvested equity awards, even though they will be taking over senior management positions of the Company after the Proposed Max Amalgamation. Given that the Proposed Max Amalgamation is a so-called “merger of equals,” why are Max’s senior executives being compensated when you, as the Company’s shareholders, are not? We urge you to carefully read the section of the IPC/Max S-4 titled “The Merger — Interests of Max Directors and Executive Officers in the Amalgamation” for the details on these arrangements.

•	A vote “AGAINST” the Proposed Max Amalgamation encourages the Board to consider other alternatives for the Company.

The Section entitled “The Amalgamation — Background of the Amalgamation” in the IPC/Max S-4 discloses that the Company contacted a “selected list of third parties who had been identified as potential counterparties for a business combination” prior to entering into the Max Amalgamation Agreement. However, even though the Company’s Board apparently decided to put the Company up for sale, it chose a deal with little or no premium and then justified its decision by labeling the Proposed Max Amalgamation as a “merger of equals.” Additionally, the Company and its advisors specifically excluded parties (including Validus) from its sale process who might have been extremely interested in pursuing a business combination. The Validus Offer is evidence that a premium would have been, and is, available for the Company’s shareholders. The Company’s Board announced on April 7, 2009 that the Validus Offer does not constitute a superior proposal under the terms of the Max Amalgamation Agreement and IPC is not permitted to engage in negotiations or discussions with us or any other potential bidder under the terms of the Max Amalgamation Agreement. If the Proposed Max Amalgamation is rejected, the Company’s Board will be encouraged to revisit its duty to find the best alternative for shareholders and we hope that it would choose to enter into discussions with Validus or other potential counterparties.

•	A vote “AGAINST” the Proposed Max Amalgamation clears the way for acceptance of the Validus Offer.

Even though the Company’s Board has made a determination against our offer, we believe that the Validus Offer constitutes a superior proposal to the Proposed Max Amalgamation. When our proposal was announced on March 31, 2009, the closing price of the Company’s Shares increased by $1.63 (to $27.04 per share), or 6.4%, over its $25.41 per share closing price on March 30, 2009. Based upon trading prices of Max’s common shares, the Proposed Max Amalgamation had a value to the Company’s shareholders of $26.38 per share after market close on March 30, 2009.

In addition, the Validus Offer provides a number of significant benefits for the Company and its shareholders, including: (i) quality diversification into profitable business lines that create value for the Company’s shareholders; (ii) a strong balance sheet with significantly less exposure to alternative asset risk, none of which is contributed by Validus, and lower financial leverage than a combination with Max; (iii) a larger total GAAP capital base relative to a combination with Max; (iv) leadership positions in attractive, profitable business lines such as marine and energy; (v) low transaction execution risk in the form of no due diligence requirement and no required approvals from U.S. insurance regulators; and (vi) a superior outcome for the Bermuda community and the Company’s clients in the form of a greater commitment to the lines of business underwritten by the Company.

RETURN YOUR GOLD PROXY CARD AND VOTE “AGAINST” THE PROPOSED MAX AMALGAMATION AGREEMENT TODAY.

DO NOT RETURN ANY PROXY CARD THAT YOU RECEIVE FROM THE COMPANY. EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY CARD FURNISHED BY THE COMPANY, IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY SIMPLY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD TODAY.

WE URGE YOU TO SEND THE COMPANY’S BOARD A CLEAR MESSAGE THAT A SALE TO MAX FOR LITTLE OR NO PREMIUM IS NOT A DESIRED OUTCOME AND THAT THEY SHOULD TAKE ALL NECESSARY STEPS TO CONSIDER ALL OTHER PROPOSALS INCLUDING THE VALIDUS OFFER. VOTE “AGAINST” THE PROPOSED MAX AMALGAMATION.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on          , 2009:

The Proxy Statement and our proxy materials are available free of charge on Validus’ website at www.validusre.bm.

BACKGROUND OF THE SOLICITATION

On March 2, 2009, the Company and Max announced that they had entered into the Max Amalgamation Agreement. The IPC/Max S-4 provides a summary of the events leading to Max and the Company entering into the Max Amalgamation Agreement.

In the morning of March 31, 2009, Edward J. Noonan, the Chief Executive Officer and Chairman of the Board of Validus, placed a telephone call to James P. Bryce, the Chief Executive Officer and President of the Company. Mr. Noonan spoke with Mr. Bryce and explained that Validus intended to make an offer to exchange each outstanding IPC common share for 1.2037 Validus common shares, subject to the termination of the Max Amalgamation Agreement.

Following this telephone call, in the morning of March 31, 2009, Validus delivered a proposal letter containing the Validus Offer to the Company’s Board in care of Mr. Bryce and issued a press release announcing the Validus Offer. The letter reads as follows:

March 31, 2009

The Board of Directors of IPC Holdings, Ltd.
c/o James P. Bryce, President and Chief Executive Officer
American International Bldg.
29 Richmond Road
Pembroke, HM 08
Bermuda

Re:	Superior Amalgamation Proposal by Validus Holdings, Ltd. (“Validus”) to IPC Holdings, Ltd. (“IPC”)

Dear Sirs:

On behalf of Validus, I am writing to submit a binding offer pursuant to which Validus and IPC would amalgamate in a share-for-share exchange valuing IPC shares at an 18.0% premium to yesterday’s closing market price. We believe that an amalgamation of Validus and IPC would represent a compelling combination and excellent strategic fit and create superior value for our respective shareholders.

We unquestionably would have preferred to work cooperatively with you to complete a negotiated transaction. However, it was necessary to communicate our binding offer to you by letter because of the provisions of the Agreement and Plan of Amalgamation between IPC and Max Capital Group Ltd. (“Max”), dated as of March 1, 2009, as amended on March 5, 2009 (the “Max Plan of Amalgamation”). We have reviewed the Max Plan of Amalgamation and see that it contemplates your receipt of acquisition proposals. Given the importance of our binding offer to our respective shareholders, we have decided to make this letter public.

Our binding offer involves a share-for-share exchange valuing IPC shares at an 18.0% premium to yesterday’s closing market price. Consistent with that, we are prepared to amalgamate with IPC at a fixed exchange ratio of 1.2037 Validus shares per IPC share.

Our board of directors has unanimously approved the submission of our binding offer and delivery of the enclosed signed amalgamation agreement, so that, upon termination of the Max Plan of Amalgamation, you will be able to sign the enclosed agreement with the certainty of an agreed transaction. Our offer is structured as a tax-free share-for-share transaction and does not require any external financing. It is not conditioned on due diligence. The only conditions to our offer are those contained in the enclosed executed amalgamation agreement.

Our binding offer is clearly superior to the Max transaction for your shareholders and is a Superior Proposal as defined in section 5.5(f) of the Max Plan of Amalgamation for the reasons set forth below.

Superior Current Value.  Our proposed transaction will provide superior current value for your shareholders. Our fixed exchange ratio of 1.2037 represents a value of $29.98 per IPC share, which is a premium of 18.0% to the closing price of IPC’s common shares on March 30, 2009.

Superior Trading Characteristics.  Validus’ common shares have superior trading characteristics to those of Max as noted in the table below.

	Validus	Max

Share Price Change Since Validus IPO(1)	+13.2%	−36.5%
Mkt. Cap as of 3/30/09	$2.0 billion	$0.9 billion
Average Daily Trading Volume(2)	$11.3 million	$6.7 million
Price / Book(3)	1.05x	0.76x
Price / Tangible Book(3)	1.13x	0.77x

(1)	Based on the closing prices on March 30, 2009 and July 24, 2007.

(2)	Three months prior to March 2, 2009, date of announcement of Max and IPC amalgamation.

(3)	Based on December 31, 2008 GAAP book value per diluted share and diluted tangible GAAP book value per share using closing prices on March 30, 2009.

Less Balance Sheet Risk.  The combined investment portfolio of IPC/Validus is more stable than that of IPC/Max. Pro forma for the proposed IPC/Max combination, “alternative investments” represent 12% of investments and 29% of shareholders’ equity. In contrast, Validus does not invest in “alternatives” and pro forma for a Validus/IPC combination, “alternative investments” represent 3% of investments and 4% of shareholders’ equity, providing greater safety for shareholders and clients.

Superior Long-term Prospects.  A combined Validus and IPC would be a superior company to IPC/Max with greater growth prospects and synergies with:

1.	Superior size and scale, with pro forma December 31, 2008 shareholders’ equity of $3.7 billion and total GAAP capitalization of $4.1 billion;

2.	Superior financial flexibility, with debt/total capitalization of only 1.8% and total leverage including hybrid securities of only 9.1%;

3.	A global platform, with offices and underwriting facilities in Bermuda, at Lloyd’s in London, Dublin, Singapore, New York and Miami;

4.	Superior diversified business mix, with lines of business concentrated in short-tail lines where pricing momentum is strongest; and

5.	An experienced, proven and stable management team with substantial expertise operating in IPC’s core lines of business.

Our superior growth prospects are evidenced by our historical track record. Between December 31, 2005 and December 31, 2008, Validus grew its book value per share (including accumulated dividends) at a 13.2% compound annual rate vs. Max’s 8.8% growth over the same period. In 2008, we grew our book value per share (including accumulated dividends) by 2.4% vs. Max’s 10.8% decline over the same period.

Expedited Closing Process.  We will be able to close an amalgamation with IPC more quickly than Max because we will not require the approval of U.S. insurance regulators.1

1  To clarify, as of the date of this proxy statement, the Validus amalgamation with IPC will not require the approval of U.S. insurance regulators because neither IPC nor Validus operates a U.S.-regulated insurance business that would require any such approval.

Substantially the Same Contractual Terms and Conditions.  Our proposed amalgamation agreement contains substantially the same terms and conditions as those in the Max Plan of Amalgamation, and for your convenience we have included a markup of our amalgamation agreement against the Max Plan of Amalgamation.

Superior Outcome for Bermuda Community.  The combination of Validus and IPC creates a larger, stronger entity than a combination of Max and IPC which will benefit the Bermuda community.

Superior Outcome for IPC Clients.  Validus has a greater commitment to the lines of business underwritten by IPC and has superior technical expertise and capacity to provide IPC customers with continuing reinsurance coverage. Max has consistently stated its intention to reduce its commitment to IPC’s business. Therefore, a combination with Validus will be less disruptive to IPC’s client base.

Our binding offer is clearly a Superior Proposal, within the meaning of the Max Plan of Amalgamation. We and our financial advisors, Greenhill & Co., LLC, and our legal advisors, Cahill Gordon & Reindel LLP, are prepared to move forward immediately. We believe that our offer presents a compelling opportunity for both our companies and our respective shareholders, and look forward to your prompt response. We respectfully request that the Board of IPC reach a determination by 5:00 p.m., Bermuda time, on Wednesday, April 15, 2009, that (i) our binding offer constitutes a Superior Proposal, (ii) it is withdrawing its recommendation for the transaction contemplated by the Max Plan of Amalgamation and (iii) it is making a recommendation for the transaction contemplated by this binding offer.

We reserve the right to withdraw this offer if the Board of IPC has not reached a determination (i) that our binding offer constitutes a Superior Proposal, (ii) to withdraw its recommendation for the transaction contemplated by the Max Plan of Amalgamation and (iii) to make a recommendation for the transaction contemplated by this binding offer by 5:00 p.m., Bermuda time, on Wednesday, April 15, 2009. We further reserve the right to withdraw this binding offer if you subsequently withdraw your recommendation in favor of our offer or if you do not sign the enclosed amalgamation agreement within two business days after the termination of the Max Plan of Amalgamation.

We look forward to your prompt response.

Sincerely,

/s/  Edward J. Noonan
Edward J. Noonan
Chairman and Chief Executive Officer

cc:	Robert F. Greenhill Greenhill & Co., LLC

John J. Schuster
Cahill Gordon & Reindel LLP

In the afternoon on March 31, 2009, the Company issued a press release acknowledging receipt of the letter from Validus outlining the Validus Offer and indicating that the Company’s Board of Directors would review the terms of the Validus Offer in a manner consistent with its obligations under the Max Amalgamation Agreement and applicable Bermuda law.

Also in the afternoon on March 31, 2009, Max issued a press release announcing that it had received from the Company a copy of the letter from Validus outlining the Validus Offer.

In the morning on April 2, 2009, Max sent a letter to the Company’s Board of Directors purporting to outline the relative advantages of the pending IPC/Max amalgamation as well as the business and financial issues raised by the Validus Offer and issued a press release announcing the letter. The text of the letter reads as follows:

Dear Members of the Board:

We are writing regarding the many business and financial issues raised by the public proposal by Validus Holdings Ltd. (“Validus”) to acquire IPC Holdings, Ltd. (“IPC”) in lieu of the pending IPC amalgamation with Max Capital Group Ltd. (“Max”). The IPC/Max amalgamation was founded on a shared vision of allowing our combined group of shareholders to enjoy the benefits of a strong, diversified operating platform with a proven track record. The Validus proposal does not offer that.

Rather, in light of the Validus proposal, the IPC Board faces two starkly contrasting choices:

A. You can agree to be taken over by Validus at a price that is below IPC’s book value. The result of this takeover for your shareholders would be a minority equity stake in an entity that offers substantially similar product lines to those offered by IPC today, with little risk diversification, and apparently no ability by the IPC Board to steward the longer term prospects of the company.

OR

B. You can complete the planned merger of equals with Max at a price that is below Max’s book value. We believe that this transaction will create a more stable entity that will provide significant product, geographic and risk diversification and over which IPC’s Board will continue to have significant influence, which in turn will provide superior shareholder value.

For the reasons set forth below, and in the accompanying exhibits, we do not agree with Validus that its proposal represents a “Superior Proposal” or is a proposal that can reasonably be expected to lead to a Superior Proposal pursuant to the IPC/Max Plan of Amalgamation dated March 1, 2009 (the “IPC/Max Plan”).

1. A combination with Max delivers 29% more tangible book value per share to IPC. As we operate in an industry where the primary valuation driver is a multiple of book value (and tangible book value), we believe that a transaction that maximizes the book value to shareholders provides the best opportunity to generate shareholder value. The IPC combination with Max is a truly superior proposal versus the takeover proposal by Validus. The takeover proposal by Validus would result in IPC receiving only $28.35 in diluted book value per IPC share and $26.19 of diluted tangible book value per IPC share from Validus. In contrast, our combination delivers $34.93 of diluted book value per IPC share (a 23.2% premium to Validus) and $33.83 of diluted tangible book value per IPC share from Max (a 29.2% premium to Validus). A combination with Max provides greater underlying value to IPC’s shareholders, which we believe will result in greater upside for both IPC and Max shareholders.

2. The IPC/Max Plan creates significant value for IPC shareholders. As we indicated during our discussions, we believe that the IPC/Max Plan provides an attractive financial outcome for IPC. The IPC/Max Plan is expected to be accretive to both earnings per share and return on equity. In addition, as you consider the historical trading multiples of Max and IPC, there is significant opportunity to create substantial value for all shareholders of the combined company. We believe the Validus proposal prioritizes an immediate “premium” in the form of stock for IPC shareholders, while compromising a value creation opportunity for IPC shareholders. Importantly, the written proposal by Validus does not contemplate any participation by the IPC board of directors, whose participation remains an important consideration for Max in the amalgamation and provides continuity to shareholders and clients.

3. Max is a truly diversified underwriting platform. The IPC/Max Plan offers IPC’s shareholders superior current and future value by combining IPC with a truly diversified underwriting platform, with a strong and well established track record. Max enjoys a diversified portfolio of business across many dimensions — by class, geography, customers and distribution. We believe that Max’s diversified underwriting platform, with its strong emphasis on profitable longer-tail casualty business, will generate more stable returns on capital through underwriting cycles, compared to the volatility embedded in the Validus short-tail portfolio. Validus, whose 2008 gross premiums written are 94% concentrated in short- tail lines of business, claims that its portfolio represents “diversification.” Validus’ ability to deliver anything approaching true diversification seems to be constrained by its limited underwriting platforms in Bermuda and at Lloyd’s and lack of underwriting capabilities in longer-tail casualty classes.

Combining two short-tailed property catastrophe companies as proposed by Validus does little for shareholder diversification. Validus’ stated intention to take advantage of currently strong rates in the property market is a short-term strategy that is capital intensive, creates greater volatility for shareholders, and is one which IPC could have continued on a stand-alone basis but elected not to do so. By contrast, Max remains committed to an underwriting strategy that produces attractive results across market cycles, by continuing to expand its specialty insurance business in selected underwriting classes and limiting volatility in its underwriting results.

4. Max has a proven, long-term, operating history. Max’s underwriting has been tested through the tragic events of 9/11, the active 2004 hurricane season and the confluence of Hurricanes Katrina, Rita, and Wilma in 2005. Validus’ operating history, by contrast, does not extend beyond the past three years, during which time the industry as a whole has experienced both strong property catastrophe pricing and limited catastrophe activity. The first test of Validus’ portfolio of business and risk management capabilities since its formation three years ago came in 2008 with Hurricanes Ike and Gustav. In our view, the results speak for themselves: the net loss reported by Validus for these events represented 12.4% of its June 30, 2008 shareholders’ equity, the largest percentage loss of its broad peer group which averaged 7.2% of shareholders’ equity. The loss was almost double the net loss incurred by IPC, which represented just 6.7% of IPC’s June 30, 2008 shareholders’ equity. The losses recorded by Validus included a 42% increase in its initial loss estimate for Hurricane Ike (from $165 million to $235 million) during the fourth quarter of 2008. By comparison, Max’s net incurred losses from Hurricanes Ike and Gustav were limited to 3.4% of June 30, 2008 shareholders’ equity, the lowest among the broader peer group, demonstrating the lower embedded volatility of Max’s underwriting results versus Validus.

5. IPC and Max can complete an amalgamation more quickly, and with greater certainty.

(a) IPC and Max can close our amalgamation expeditiously.  Max believes that the IPC/Max Plan can close as soon as June 2009. By contrast, we believe that Validus would not be in a position to close a transaction with IPC until September 2009 at the earliest, notwithstanding its public prediction of a second quarter close. As you are well aware, the IPC/Max Plan requires that shareholders have the opportunity to vote on our amalgamation before IPC’s Board can terminate our agreement and thereafter begin discussions with a bidder such as Validus. We anticipate that we will be able to hold our respective shareholder meetings in June, and only after those shareholder votes would Validus be able to pursue its proposal. Validus’ inability to close before September 2009, the middle of hurricane season, adds meaningful uncertainly to Validus’ proposal, as IPC shareholders and the transaction itself would be put at risk by the significant catastrophe exposures of Validus and Validus’ ability to terminate the transaction based upon changes in shareholders’ equity. Much has been made by Validus regarding US regulatory approvals required to complete the IPC/Max amalgamation. As you know, these approvals are well underway and we do not foresee such requisite approvals adversely impacting a possible June closing.

(b) IPC has conducted extensive diligence on Max.  IPC was given complete and open access to Max to afford you and your outside advisors and consultants with the ability to conduct extensive due diligence on Max. The Validus proposal seeks to have IPC enter into a transaction for which IPC has not conducted due diligence. We also note that certain of Validus’ disclosure schedules will not be provided to IPC until after IPC and Max’s shareholders have the opportunity to vote upon our amalgamation.

6. Max’s business is complementary to IPC. Clients seek a diversified program of reinsurers. As you were able to confirm in your due diligence, Max has very limited overlap with the customers of IPC and neither party expects a combination of IPC and Max to lead to any meaningful disruption of either business. In addition, the continuity of the underwriters at IPC will maximize the opportunity for IPC to continue to write this business in the future, assuming market conditions support it. By contrast, Validus acknowledges that it writes business with many of the same clients as IPC, which we would expect to result in a loss of business as clients seek to diversify their reinsurance placements.

7. Max’s complementary and diversified platform is appreciated by our ratings agencies. Max currently has a financial strength rating of A- by A.M. Best, with its outlook changed to positive in December 2008. As IPC and Max have jointly presented to our ratings agencies, IPC’s Board has the comfort of knowing that the ratings agencies view our combination, and its diversifying impact on IPC’s business, positively. In contrast, we believe that the agencies would not look as favorably on combining two short-tailed property-oriented platforms.

8. Max maintains less underwriting volatility through greater diversification of its portfolio of risks. Max seeks to limit its exposure to catastrophic events (probable maximum loss based on a 1 in 250 year event) to a maximum of 20% of its shareholders’ equity, often operating below this level. As part of the IPC/Max Plan, we have discussed continuing to have a significant presence in the property catastrophe market while on a combined equity basis adhering to this same 20% risk tolerance. In contrast, Validus maintains peak exposures where the probable maximum loss based on a 1 in 250 year event runs at a stated 33% of shareholders’ equity. Max believes that combining this risk profile with IPC would expose IPC shareholders to an even greater level of volatility than at present and would not change the markets perception of IPC as being a property catastrophe company. The volatility of Validus’ results would also seem to be cause for concern, particularly when the net losses from Hurricanes Ike and Gustav (which approximated a 1 in 15 year event) was 12.4% of shareholders’ equity, the highest among its broader peer group. This compared to a net loss of 6.7% of shareholders’ equity for IPC and 3.4% for Max.

9. Max has a proven, long-term history of successful acquisitions without incurring goodwill. We believe IPC’s shareholders can take comfort in Max’s demonstrated history of successfully entering new business lines through acquisitions and start-ups without incurring meaningful goodwill. For example, when Max entered the Lloyds’ market, we booked intangible assets of $8 million upon closing our acquisition of Imagine Group (UK) Limited, which stands in contrast to the $154 million of intangible assets booked by Validus in their acquisition of Talbot.

10. Max has a diversified shareholder base. We believe having a shareholder base dominated by five private equity owners controlling 64.9% of Validus’ total beneficial ownership (as of March 13, 2009) will limit the potential upside in the value of Validus over time as these private shareholders seek to exit their investment. Max has a diversified shareholder base with an 84% public float. In addition, Max has a well diversified shareholder base of high quality institutional shareholders.

11. IPC and Max have compatible cultures. IPC and Max have compatible cultures that will help ease the integration of the two companies. IPC and Max share a common focus on underwriting, claims and actuarial disciplines, and on running our respective businesses as meritocracies.

12. Max’s higher asset leverage provides greater investment income over time. Max believes that investment leverage (invested assets as a multiple of shareholders’ equity) is a positive in driving earnings and stability of returns on capital over time. Based on 2008 figures, Max had total investment to equity of 4.2x versus 1.7x for Validus. As Validus continues to pursue a short-tail strategy, Validus will be limited in its ability to increase its asset leverage. This deprives IPC of the meaningful investment income derived from longer-tail casualty lines and continues to leave IPC shareholders exposed to increased volatility from catastrophes. Validus has commented on Max’s investment portfolio, particularly its alternative investment portfolio. Max’s year end allocation to alternative investments was 14% of total invested assets, which is expected to reduce to 10% to 12% in 2009. In looking at results, Max’s total investment return, including realized and unrealized gains and losses, during the very volatile period of 2007 / 2008 has outperformed Validus’ in 6 of the last 8 quarters.

We believe that the facts regarding the proposal submitted by Validus and the attempt by Validus to present a one-sided proposal to IPC shareholders make it clear that Validus has not presented a Superior Proposal, nor one that can be reasonably expected to lead to a Superior Proposal. We believe Validus has created an unnecessary and unproductive disruption for its own opportunistic purposes, which should not distract either IPC’s or Max’s employees and customers from our amalgamation, which we both believe to be in the best interests of our shareholders.

Lastly, Max remains both steadfast in its commitment and excited to complete its planned amalgamation with IPC. We continue to believe that the amalgamation of IPC and Max represents the best strategic and financial opportunity for our collective shareholders.

Very truly yours,

/s/  W. Marston Becker
W. Marston Becker
Chairman and Chief Executive Officer
Max Capital Group Ltd.

In the afternoon on April 2, 2009, Validus sent a letter to the Company’s Board of Directors addressing the claims made by Max in its letter to the Company’s Board of Directors in the morning on April 2, 2009. The text of our letter reads as follows:

April 2, 2009

The Board of Directors of IPC Holdings, Ltd.
c/o James P. Bryce, President and Chief Executive Officer
American International Bldg.
29 Richmond Road
Pembroke, HM 08
Bermuda

Dear Members of the Board:

We are writing to respond to the letter sent to you by Mr. Becker of Max Capital Group Ltd. (“Max”) dated April 2, 2009, regarding the purported benefits of the proposed combination of IPC Holdings, Ltd. (“IPC”) with Max (pursuant to an Amalgamation Agreement between Max and IPC dated as of March 2, 2009 (the “Amalgamation Agreement”)), as compared to the benefits presented by a combination of IPC with Validus Holdings, Ltd. (“Validus”) on the terms we proposed to you in our letter dated March 31, 2009 (the “Validus Proposal”).

First, we would like to reiterate our sincere belief that the Validus Proposal is in every respect a Superior Proposal as defined in the Amalgamation Agreement. In fact, as you have undoubtedly seen, the markets have already endorsed our proposal: the IPC share price has increased significantly since the announcement of our proposal, in recognition of the fact that our proposal delivers superior value to the IPC shareholders — an irrefutable fact. Our proposal offers the IPC shareholders superior value (an 18% premium to the value of the IPC stock on the date prior to our announcement), a currency with superior trading characteristics (Validus shares trade at a premium to book value, as opposed to the Max shares, which trade at a discount to book value), less balance sheet risk, and most importantly, superior long term prospects.

Max suggests that the choice you are facing is between (i) a combined company based on a shared vision in which you, the IPC Board, can continue your stewardship, and (ii) an entity which offers you few benefits over what you have today, with no ability to continue your stewardship. We view the choice quite differently: you can choose to combine with a company which, on almost every metric, is a worse choice for your shareholders, or ours, which delivers, immediately and in the long term, superior value for your shareholders. To the extent that you, the members of the IPC Board, have an interest in continuing involvement in the affairs of the combined company, we would be happy to discuss continued Board representation with you.

Turning now to the assertions in the Max letter, we note that Max has made a number of statements which distort the facts and present an incomplete picture. We would like to respond to each of these in turn.

1. “A combination with Max delivers 29% more tangible book value per share to IPC.”  Max believes book value per share is a very important measure in our industry, and we do not disagree. The relevant question for the IPC Board, however, is not, as Max suggests, the relative percentage of book value being delivered to IPC shareholders in the two proposals, but the absolute value of the shares themselves. On this measure, the Validus proposal is clearly superior, as it offers IPC shareholders a significant premium over the current value of their shares. Moreover, Max does not explain in its letter why Max’s shares are trading at such a deep discount to its book value. We can only guess that the market assigns such a discount because of Max’s stewardship of its business or because so much of Max’s investment portfolio is tied up in risky alternative assets. Indeed, of Max’s $1.2 billion of tangible common equity, $754 million is in alternative assets, which in 2008 generated mark downs of $233 million, greater than the entirety of Max’s underwriting income, and $476 million is in non-agency asset/mortgage backed securities. We believe it is a far better value proposition for the IPC shareholders to receive Validus shares, a currency which the market values at a premium to book.

2. “The IPC/Max Plan creates significant value for IPC shareholders.”  This statement is simply incorrect. According to data calculated from the proxy statement filed by IPC on March 27, 2009, IPC’s book value per share would decrease from $33.00 to $32.30, or 2.1% as a result of the combination with Max (this obviously implies the deal is accretive to Max at your expense). That can hardly be described as the “best opportunity to deliver shareholders value.” Moreover, while it is true that the Validus proposal delivers an immediate premium for IPC shareholders, it wrong of Max to suggest that such a premium will compromise value creation for IPC shareholders in the longer term. We believe that receiving a better currency, in a stronger, better capitalized company, offers a more likely starting point for long term value creation than retaining shares in IPC, whose previously conservatively managed balance sheet will be negatively impacted by assets of questionable value in the IPC/Max combination.

3. “Max is a truly diversified underwriting platform.”  We think the relevant question for IPC is not whether its merger partner has a diversified platform, but rather the quality of that diversification. In terms of the quality of diversification, Validus offers far superior characteristics than Max, as evidenced by 2008 results for Max’s “diversified” businesses. Max’s 2008 reported 91.9% property and casualty GAAP combined ratio benefited from $107.0 million of prior-year reserve releases. The true 2008 accident-year GAAP combined ratio was 103.4%. Max’s “diversified” businesses represent diversification without profit. Max’s chief source of diversifying growth, Max US Specialty, generated a 138.5% combined ratio in 2008. Results such as those cannot create value for shareholders. Max is not a leader in any category of business, and moreover, it has chosen to focus on volatile lines of business which yield low margins. In contrast, Validus is a global leader in very profitable business lines, including marine, energy and war and terrorism. Furthermore, Max’s statement that Validus is constrained by its limited underwriting platforms is demonstrably untrue. Validus has the global licenses and other capabilities in place to write long tail insurance if and when it believes doing so would be profitable. In fact, today, Validus writes non-catastrophe business in 143 countries around the world. And, as demonstrated by Validus superior financial results and lower combined ratio, Validus does so profitably.

4. “Max has a proven, long-term, operating history.”  Max may have a longer history than Validus, but even a cursory look at the decline in Max’s book value, its weak growth, volatile results and general underperformance will quash any notion that the length of its operating history trumps the superior abilities of the deeply experienced Validus management team to generate best in class performance.

By focusing on the net loss reported by Validus based on hurricanes Ike and Gustav, Max is yet again ignoring the larger benefit of Validus’ conservative risk management and diversification. Validus assumed that the hurricane season in 2008 would generate a market loss of $18 to $21 billion, and we set our reserve levels accordingly. IPC, by contrast, assumed $14.5 billion of losses. Notwithstanding the severity of the events of that hurricane season, Validus was easily able to absorb the loss (yielding a combined ratio of 92.2%, with a corresponding combined ratio at Validus Re of 86.0%). As a result, Validus was profitable, notwithstanding the losses associated with hurricanes Gustav and Ike. Its highly touted diversification notwithstanding, Max sustained a loss for the year in excess of $200 million, demonstrating beyond a shadow of a doubt that its “greater diversification” is not a guarantee of profitability.

We at Validus believe that our diversification is of a higher quality, our underwriting decisions are made more carefully, our risks are managed more prudently, and we exercise a more conservative stewardship over our capital, all of which would inure to the long term benefit of the IPC shareholders in our proposed combination.

5. “IPC and Max can complete an amalgamation more quickly, with greater certainty.”  Max now claims (contrary to the statements it made prior to the Validus Proposal) that Max and IPC will be able to close their amalgamation in June 2009. Max freely admits, however, that it does not control the time table: the SEC must clear the proxy statement/prospectus filed by IPC, it must clear the proxy statement for Max, and the parties must obtain shareholders approval (which we believe will be difficult to do while our Superior Proposal is pending). Most importantly, the closing of the IPC/Max transaction requires regulatory approvals from several different state insurance departments in the United States. Implicit in Max’s prediction of a closing date is a presumption of the receipt of regulatory approvals, which simply cannot be taken for granted given the likely timing of regulatory review and the public hearing process. Thus there is absolutely no guarantee that the IPC/Max deal can be consummated in the second quarter. Finally, it is important for the IPC Board not to lose sight of the fact that the Amalgamation Agreement cedes to Max the power to delay the closing of a Validus/IPC combination.2

Max also tries to make an issue of the fact that IPC has not had a chance to conduct due diligence on Validus. Validus would welcome the opportunity to provide IPC with customary due diligence information. Validus stands ready to respond to any requests IPC may make on an expedited basis, and would be more than happy to meet with IPC to answer any questions IPC may have about Validus, its operations, its financial health or any other matter relevant to the Board of IPC in considering Validus’ Superior Proposal. We call upon Max to permit IPC’s Board to exercise its fiduciary duties by releasing IPC from the extraordinarily restrictive prohibition in the Amalgamation Agreement which prevents it from even talking to Validus regarding the terms of its Superior Proposal.

6. “Max’s business is complementary to IPC.”  Max’s assertions that a combination of Validus and IPC would result in a loss of customers are without merit and are particularly surprising, given that Max has publicly stated its intention to significantly reduce IPC’s core reinsurance activities. As we are both aware, the current reinsurance market is in the midst of a capacity shortage. As a result, we do not believe that clients will actively seek to diversify their reinsurance placements away from our combined company. In fact, our combined financial strength and clout should only serve to make a combined Validus/IPC a “go-to” player for reinsurance placements.

7.  “Max’s complementary and diversified platform is appreciated by our ratings agencies.”  We have been in dialogue with our ratings agencies with regard to our proposal. We encourage the Board of IPC to focus its attention on what the ratings agencies actually say, rather than on Max’s speculations.

8. “Max maintains less underwriting volatility through greater diversification in its portfolio of risks.”  Due to the significant investment losses Max sustained in 2008, it is unsurprising that Max is attempting to focus on underwriting volatility alone. Selectively focusing on underwriting volatility wholly ignores the other various risks and uncertainties that IPC’s shareholders would be assuming by combining with Max and its risky balance sheet. With respect to underwriting performance, in 2008, Validus successfully weathered its exposures from Hurricanes Ike and Gustav with a combined ratio of 92.2% and net income of $63.9 million. This performance was generated despite the fact that Validus reserved for those events more conservatively than its industry peers, as discussed in paragraph 4 above. Validus’ disclosures offer the highest level of transparency with regard to its probable maximum losses, zonal aggregates and realistic disaster scenarios and we would challenge Max to provide the same level of transparency to its shareholders before presumptuously speculating on the impacts of various potential events.

9. “Max has a proven, long term history of successful acquisitions without incurring good will.”  Validus has a proven track record of acquiring a high quality premier business with a leading position in its market. Max’s pointing to its acquisition of Imagine Group (UK) Limited as an example of a successful

2  To clarify, as of the date of this proxy statement, the Max Amalgamation Agreement cedes to Max the power to delay the closing of a Validus/IPC combination because IPC has no right to terminate the Max Amalgamation Agreement until after the vote of the IPC shareholders at the Annual General Meeting, even if the IPC Board changes its recommendation and recommends a vote “FOR” the Validus Offer.

acquisition is ironic, especially relative to our successful acquisition of Talbot. In that transaction, Validus acquired a strong balance sheet with excess reserves at a multiple of 3.1x earnings demonstrating Validus’ commitment to creating value for our shareholders. When we acquired Talbot, Validus booked $154 million of goodwill and intangible assets; however, from acquisition closing until December 31, 2008, we benefited from $105 million in reserve releases from the Talbot business, emanating from periods prior to the acquisition. [Sentence omitted.]

10. “Max has a diversified shareholder base.”  Max’s attempt to characterize our shareholder base as a liability is baseless. What is relevant is the relative liquidity of Max and Validus shares. As previously mentioned in our letter dated March 31, 2009, Validus’ daily average trading volume was $11.3 million vs. $6.7 million for Max for the three months prior to announcement of the IPC/Max transaction. Additionally, since our shareholder base is publicly disclosed, if the market viewed it as an “overhang,” such information would already be embedded in the market price of our common shares. The combination of our trading volume and the premium pricing of our shares compared to either Max or IPC should put to rest any concerns IPC shareholders may have regarding liquidity of the combined company.

11. “IPC and Max have compatible cultures.”  Max has mentioned that it has a compatible culture with IPC. If that is in fact the case, we find the paucity of IPC management that will continue in senior roles at IPC/Max curious and an indication that such cultural fit may be only skin deep. We have successfully integrated large acquisitions in the past, and believe that experience is most relevant in this regard.

12. “Max’s higher asset leverage provides greater investment income over time.”  Max’s asset leverage has been a significant liability given its risky investment strategy. This leverage would similarly expose a combined IPC/Max to significant volatility. Max’s alternative investments and non-agency asset/mortgage backed securities alone comprise 99% of its tangible equity, indicating a massive amount of embedded risk. Max’s $233 million loss in 2008 on their alternative investment portfolio is entirely indicative of that risk. Its so-called “outperformance in 6 of the last 8 quarters” ignores the abject underperformance it experienced in other periods. In 2007, when the global credit crisis began, Max’s current management had the opportunity to liquidate its alternative assets. Max chose to continue holding those risky investments, which have led to massive losses. Combined, we believe these factors highlight Max’s poor history as stewards of shareholder capital.

* * *

In closing, I would like to reiterate that we have submitted to you a proposal which we are confident the IPC Board will agree is a “Superior Proposal” as defined in your Amalgamation Agreement. We have submitted this proposal because we deeply and honestly believe that the combination of IPC and Validus will result in a far better value proposition for the IPC shareholders than the combination of IPC and Max. Validus is absolutely committed to our Superior Proposal and we simply do not understand how Max can characterize our actions as “opportunistic.” If Max truly believes its combination with IPC is superior, we call upon Max to free the IPC Board from the shackles that your Amalgamation Agreement has placed on the ability of the members of the IPC Board to exercise their fiduciary duties under Bermuda law, so as to create a level playing field on which the shareholders of IPC will be able to decide which of the two proposals is indeed superior.

Sincerely,

/s/  Edward J. Noonan
Edward J. Noonan
Chairman and Chief Executive Officer

In the afternoon on April 5, 2009, Validus sent a letter to the Company’s Board of Directors regarding an error that Max had made in its calculation of pro forma tangible book value under the terms of the Validus Offer. The text of our letter reads as follows:

April 5, 2009

The Board of Directors of IPC Holdings, Ltd.
c/o James P. Bryce, President and Chief Executive Officer
American International Bldg.
29 Richmond Road
Pembroke, HM 08
Bermuda

Dear Members of the Board:

We are writing to call to your attention an error contained in the publicly disseminated letter sent to you by Mr. Becker of Max Capital Group Ltd. (“Max”) dated April 2, 2009 and the accompanying presentation materials, regarding the purported benefits of the proposed combination of IPC Holdings, Ltd. (“IPC”) with Max (pursuant to an Amalgamation Agreement between Max and IPC dated as of March 2, 2009 (the “Amalgamation Agreement”)), as compared to the benefits presented by a combination of IPC with Validus Holdings, Ltd. (“Validus”) on the terms we proposed to you in our letter dated March 31, 2009 (the “Validus Proposal”).

In his letter, Mr. Becker states (and he has been widely quoted in the media stating) that “[a] combination with Max delivers 29% more tangible book value per share to IPC.”  This is not correct. We, and our financial advisors and SEC counsel, have reviewed this calculation and we would like to provide you with the correct figures. Specifically, Mr. Becker’s calculation understates the pro forma IPC share of Validus tangible book value per share by $2.74, which results in overstating the premium calculated on this basis quite significantly. We have attached some materials that illustrate the correct calculation. Our SEC counsel has advised us that this error is material and that Max will be required to amend its SEC filings to correct its error.

As we noted in our letter dated April 2, 2009, putting aside this error, we believe that this measure is the wrong framework on which to analyze whether the IPC/Max plan is superior to the IPC/Validus plan, and refer you to the analysis in our earlier letter. We remain confident that the IPC Board will agree the Validus Proposal is a “Superior Proposal” as defined in your Amalgamation Agreement.

We look forward to your response to the Validus Proposal.

Sincerely,

/s/  Edward J. Noonan
Edward J. Noonan
Chairman and Chief Executive Officer

cc: Marty Dolan, J.P. Morgan Securities, Inc.

In the afternoon on April 5, 2009, Validus also posted the material referenced in the letter on its website.

On the morning of April 6, 2009, Max issued a press release reaffirming its prior disclosure regarding the Validus Offer and stating that it “continues to believe that Validus had not presented a Superior Proposal, nor one that can be reasonably expected to lead to a Superior Proposal (as such term is defined in the [Max Amalgamation Agreement])”.

In the afternoon on April 6, 2009, Validus sent a letter to the Company’s Board of Directors regarding the Max press release and issued a press release announcing the letter. The text of our letter reads as follows:

April 6, 2009

The Board of Directors of IPC Holdings, Ltd.
c/o James P. Bryce, President and Chief Executive Officer
American International Bldg.
29 Richmond Road
Pembroke, HM 08
Bermuda

Dear Members of the Board:

The difficulty of being unable to speak directly has lead to an exchange of press releases, which is unfortunate. In this context, we would like to respond to the Max statement issued this morning by describing the analytical framework we believe is appropriate.

In today’s press release, Max modified its description of its calculation of pro forma book value per share. In essence, the Max calculation now describes what an IPC shareholder would receive on a standalone basis from either Validus or Max. We disagree with this basis for valuation. Our approach is focused on a comparison of what an IPC shareholder would own as a result of either transaction.

However, if we were to follow the Max approach, we would note that there are a number of adjustments contemplated in the proposed IPC/Max Amalgamation Agreement, which would reduce the standalone value that Max delivers by $117.4 million. The joint proxy statement/prospectus filed by IPC and Max references, among other adjustments, the need to increase Max’ loss reserves for annuity claims as well as property and casualty claims by $130.0 million. As a result, the Max book value delivered would be reduced by $2.06 per Max share, resulting in a book value delivered of $20.40 per share, on the basis of Max’s calculation of diluted book value.

I would also note that Validus and Max use differing accounting conventions for calculating diluted book value per share. While each is valid, on the basis upon which Validus calculates diluted book value per share, the Max value delivered would be $19.68 after a $1.81 per share reduction in book value.

We have provided the attached schedule of our calculations in an effort to be as transparent as possible in our communication with you.

Sincerely,

/s/  Edward J. Noonan
Edward J. Noonan
Chairman and Chief Executive Officer

cc: Marty Dolan, J.P. Morgan Securities, Inc.

Adjustments to Max Book Value Upon Combination with IPC

(In millions, except per share values)

Net book value of net assets acquired prior to fair value adjustments(1)	$1,280.3
Preliminary adjustments for fair value
Adjustment to deferred acquisitions costs(2)	(51.3)
Adjustment to goodwill and intangible assets(3)	(12.0)
Adjustment to reserve for property and casualty losses and loss adjustment expenses(4)	(60.0)
Adjustment to life and annuity benefits(4)	(70.0)
Adjustment to unearned property and casualty premiums(5)	51.3
Adjustment to senior notes(6)	24.6

Total adjustments	(117.4)

Fair value of net assets acquired	$1,162.9
Total adjustments	$(117.4)
Max diluted shares outstanding(7)	64.9

Adjustment per diluted share	$(1.81)

Source: Note 1 to unaudited pro forma consolidated financial information of IPC in Form S-4 filed 3/27/2009 (“S-4”). Notes 1-6 are excerpts from the S-4.

(1)	Represents historical net book value of Max.

(2)	Represents adjustment to reduce the deferred acquisition costs of Max to their estimated fair value at December 31, 2008.

(3)	Represents adjustment to reduce goodwill and intangible assets of Max to their estimated fair value at December 31, 2008.

(4)	The fair value of Max’s reserve for property and casualty losses and loss adjustment expenses, life and annuity benefits, and loss and loss adjustment expenses recoverable were estimated based on the present value of the underlying cash flows of the loss reserves and recoverables. In determining the fair value estimate, IPC’s management estimated a risk premium deemed to be reasonable and consistent with expectations in the marketplace given the nature and the related degree of uncertainty of such reserves. Such risk premium exceeded the discount IPC’s management would use to determine the present value of the underlying cash flows.

(5)	Represents the estimated fair value of the profit within Max’s unearned property and casualty premiums. In determining fair value, IPC’s management estimated the combined ratio associated with Max’s net unearned property and casualty premiums.

(6)	Represents adjustment to record Max’s senior notes to their estimated fair value at December 31, 2008.

(7)	Common shares outstanding plus the gross amount of all warrants, options, restricted shares, RSUs, restricted common shares and performance share units outstanding as of the 12/31/2008 balance sheet date (Source: Max 2008 Form 10-K).

In the afternoon on April 7, 2009, Kenneth L. Hammond, Chairman of the Company’s Board of Directors, sent a letter to Mr. Noonan indicating that the Company’s Board of Directors had reaffirmed its recommendation to combine with Max. The text of the letter reads as follows:

April 7, 2009

Edward J. Noonan
Chairman & Chief Executive Officer
Validus Holdings Ltd.
19 Par-La-Ville Road
Hamilton, HM 11
Bermuda

Dear Mr. Noonan:

I am writing to respond to your letter of March 31, 2009, submitting an offer pursuant to which Validus would combine with IPC.

IPC’s board of directors, after careful consultation with management and our financial and legal advisors, has unanimously concluded that the Validus proposal does not constitute a Superior Proposal as defined in the Agreement and Plan of Amalgamation with Max Capital Group Ltd. dated March 1, 2009. Furthermore, IPC’s board of directors has unanimously reaffirmed its recommendation that IPC shareholders vote in favor of the transaction with Max.

In reaching its decision, IPC’s board of directors considered several factors, including the following:

•	The Validus Offer Fails to Meet IPC’s Diversification Goals — During 2008, IPC’s board of directors concluded that it would be in IPC’s best interest to diversify beyond its monoline property catastrophe business model in order to reduce the volatility inherent in focusing on catastrophe reinsurance and to spread our risk base across less correlated risks. A key factor in our decision to choose Max over other options is our belief that Max’s diversified operations offer the best path to achieve this goal. The decision was the result of a robust and thorough review of strategic alternatives. A transaction with Validus would not accomplish that strategic objective given Validus’s substantial correlated catastrophe exposure.

•	The Max Transaction Has Significant Value Creation Potential and Upside for IPC Shareholders — The combination with Max has the potential to create significant value for IPC shareholders, as detailed in the filed S-4 registration statement dated March 27, 2009. It also provides greater book value per share to IPC shareholders. Furthermore, Max’s balance sheet has significantly lower goodwill and intangibles, resulting in an even greater tangible book value per share to IPC’s shareholders. We are concerned that Validus’s proposal enables Validus to raise capital at a discount to book value at the expense of IPC shareholders, on the other hand, the combination with Max allows deployment of capital under a combined business plan that benefits IPC’s shareholders. Max’s diversified book, when combined with IPC’s, has the potential to reduce earnings volatility. Earnings volatility affects share price volatility, ratings and other important financial measures. A combination with Max carries less risk, as this combination is less exposed to catastrophe events and other risk concentrations. On the other hand, Validus’s earnings and share price are more affected by catastrophe losses. At the time of the Validus offer, its share price was near the high end of its 52-week trading range, resulting in an exchange ratio that poses potential downside risk to IPC shareholders. In contrast, we entered into the transaction with Max at an exchange ratio determined at a time that Max was trading at 53% of its 52-week high.

•	The Validus Amalgamation Proposal Is Less Certain, Is Riskier for IPC’s Shareholders and Would Take Longer to Close — We currently expect to be able to complete the transaction with Max in June, with all regulatory approvals obtained. In contrast, in our view, any transaction with Validus likely could not be completed before September, right in the middle of the wind season. Our transaction with Max would have to be rejected by IPC shareholders before IPC would be able to conduct due diligence on and negotiate with Validus. There is no assurance IPC would, at that time, choose to enter into a transaction with Validus. Even if IPC were to proceed with Validus at that time, Validus and IPC would both need to obtain consents under their credit facilities before the deal could close, whereas no such additional consents would be necessary to close the IPC/Max transaction. Validus and IPC would also need to achieve satisfactory indications from the ratings agencies regarding the ratings outcomes of such a combination.

Given these considerations and others, the board of directors unanimously determined that the Validus proposal does not constitute a Superior Proposal as defined in our amalgamation agreement with Max. IPC remains committed to completing our transaction with Max, which we believe will create a diversified and balanced platform for growth that should drive stronger performance and value for shareholders for many years.

Sincerely,

Kenneth L. Hammond
Chairman of the Board of Directors
On Behalf of the IPC Holdings Board of Directors

In the afternoon on April 8, 2009, Validus sent a letter to Mr. Hammond, the Chairman of the Company’s Board of Directors, regarding the IPC press release and letter and issued a press release announcing the letter. The text of our letter reads as follows:
April 8, 2009

Kenneth L. Hammond
Chairman
IPC Holdings, Ltd.
American International Bldg.
29 Richmond Road
Pembroke, HM 08
Bermuda

Dear Mr. Hammond,

I am writing in response to your letter of April 7, 2009, in which you confirm the continuing support of the IPC board for the Max takeover of IPC’s operations.

I am disappointed with the Board’s decision and respectfully disagree with your assessment of our Superior Proposal. I am confident that had your Amalgamation Agreement with Max allowed you to engage in dialogue with us, you would have instead supported the Validus Superior Proposal on behalf of your shareholders. In particular, although you cite a “robust and thorough” review of strategic alternatives, I am greatly disappointed that you never invited us to participate in that process, although you spoke with numerous potential buyers. To the extent that Max will release you from the restrictive terms of the Amalgamation Agreement, we continue to stand ready to discuss your objectives and how our business meets those objectives. Until you agree to discuss our proposal with us, we have no choice except to communicate directly with your shareholders. We believe the facts will demonstrate that our proposal is truly a Superior Proposal.

We hereby advise the shareholders of IPC that:

1. We have retained Georgeson as our proxy solicitor. We will shortly file proxy solicitation materials with the SEC and those materials will contain, among other things, the many reasons why we believe you should vote against the Max takeover. Once the proxy is effective, Georgeson will be in touch with IPC’s shareholders to solicit their votes AGAINST the Max takeover. If, as we [hope]3, IPC’s shareholders vote down the Max takeover, you will be unencumbered by the restrictive Amalgamation Agreement and free to execute the Validus Agreement.

2. In our capacity as an IPC shareholder, we object to the punitive nature of the $50 million Max Termination Fee. The Termination Fee is an unenforceable penalty under Bermuda law and we are commencing litigation to reduce this penalty. If successful,4 we will permit IPC to pay the amount by which such penalty is reduced as a dividend to IPC shareholders, so that IPC shareholders — and not Max or Validus shareholders — will share in the value obtained.

3  To clarify, as of the date of this proxy statement, the word “hope” has been inserted to replace the word “expect” in this sentence.
4  To clarify, as of the date of this proxy statement, the reference to “success” in this sentence relates to Validus’ success in pursuing the litigation strategy referenced in the immediately prior sentence followed by the successful consummation of the Validus Offer.

I regret that the terms of the Max takeover preclude the management teams of IPC and Validus from cooperating in delivering a superior outcome for IPC shareholders, but we are pleased to work directly with your shareholders to achieve the same end. We remain fully committed to our proposal.

Sincerely,

/s/  Edward J. Noonan
Edward J. Noonan
Chairman and Chief Executive Officer

On April 9, 2009, Validus filed this preliminary proxy statement with the SEC with respect to soliciting votes against the approval of the Proposed Max Amalgamation.

On April 13, 2009, IPC filed Amendment No. 1 (“Amendment No. 1”) to the IPC/Max S-4, which, among other things, added to the disclosure regarding the background to the Proposed Max Amalgamation including the reasons as to why Validus was excluded from the process that resulted in the Proposed Max Amalgamation. Amendment No. 1 also contained a correction to IPC’s diluted book value for the year ended December 31, 2008.

On April 16, 2009, Validus filed a preliminary proxy statement with respect to soliciting votes from Validus shareholders to approve the issuance of Validus Shares in connection with the acquisition of all of the outstanding Shares pursuant to the amalgamation agreement delivered by Validus as part of the Validus Offer.

On April 20, 2009, Validus filed an amendment to this preliminary proxy statement with the SEC.

CERTAIN INFORMATION CONCERNING THE PROPOSED MAX AMALGAMATION

At the Annual General Meeting, the Company’s shareholders of record at the close of business on the Record Date will be voting on, among other things, whether to approve the issuance of Shares in connection with the Proposed Max Amalgamation. According to the IPC/Max S-4, under the terms of the Max Amalgamation Agreement, each outstanding Max common share (the “Max Shares”), other than Max Shares held by Max as treasury shares, will be cancelled and converted into the right to receive 0.6429 IPC common shares, par value $0.01 per share (the “IPC Shares”) (together with cash in lieu of fractional shares). IPC shareholders would continue to retain their shares after the Proposed Max Amalgamation. According to the IPC/Max S-4, as a result of the Proposed Max Amalgamation, the Company’s shareholders would end up owning approximately 58% of the combined company. The conditions to the consummation of the Proposed Max Amalgamation include the following: (1) adoption of the Max Amalgamation Agreement and approval of the Proposed Max Amalgamation by Max’s shareholders, (2) approval by the Company’s shareholders of (i) the issuance of the Company’s shares to shareholders of Max on the terms and conditions set out in the Max Amalgamation Agreement and (ii) certain amendments to the Company’s bye-laws, (3) receipt of all regulatory approvals, (4) absence of any applicable law prohibiting the Proposed Max Amalgamation, (5) effectiveness of the registration statement registering the Company common shares to be issued in the Proposed Max Amalgamation, (6) authorization of the listing of such Company common shares on Nasdaq, (7) the truth and correctness of the representations and warranties of the Company and Max set forth in the Max Amalgamation Agreement in all material respects, (8) performance by the Company and Max of their respective material obligations under the Max Amalgamation Agreement, and (9) receipt by the Company and Max of opinions of their respective legal counsel with respect to certain U.S. federal income tax consequences of the Proposed Max Amalgamation.

The Max Amalgamation Agreement also provides that the termination of the Max Amalgamation Agreement by either party under certain circumstances specified in the Max Amalgamation Agreement, including the termination by Max if the Company’s Board withdraws or adversely modifies its approval or recommendation to shareholders of the Proposed Max Amalgamation, will require the Company to pay Max $50 million as a termination fee.

The Max Amalgamation Agreement also provides for the payment by the Company to Max of the $50 million termination fee if the Max Amalgamation Agreement is terminated in the following circumstances: (i) by Max if the Company’s Board withdraws, modifies or changes its recommendation of the Proposed Max Amalgamation in a manner adverse to Max in reference to a third party acquisition proposal or (ii) by the Company or Max if (a)(x) the Max Amalgamation Agreement has not been consummated by November 30, 2009 or (y) the Company’s shareholder approval for the Proposed Max Amalgamation has not been obtained, (b) prior to the Annual General Meeting a third party acquisition proposal has been made or otherwise becomes publicly known or any person has publicly announced an intention to make a third party acquisition proposal and (c) within 12 months after termination of the Max Amalgamation Agreement, the Company or any of its subsidiaries enters into a contract or agreement with respect to, or consummates, a third party acquisition proposal with the person that made such acquisition proposal.

WE ARE DISTRIBUTING THIS PROXY STATEMENT IN ORDER TO URGE THE COMPANY’S SHAREHOLDERS TO VOTE “AGAINST” THE PROPOSED MAX AMALGAMATION. WE BELIEVE THAT THE CONSIDERATION TO BE PAID BY MAX IN THE PROPOSED MAX AMALGAMATION IS INADEQUATE, AND BETTER ALTERNATIVES EXIST.

CERTAIN INFORMATION CONCERNING VALIDUS AND VALIDUS LTD.

Validus is a Bermuda exempted company, with its principal executive offices located at 19 Par-La-Ville Road Hamilton HM11 Bermuda. The telephone number of Validus is (441) 278-9000. Validus is a global provider of short-tail lines of reinsurance, including property catastrophe, property pro-rata and property per risk, marine and energy, and other specialty lines. Validus was formed in Bermuda in December 2005 following the significant natural catastrophes of 2005 with an experienced management team and an unencumbered capital base of approximately $1 billion. Validus’ shares are traded on the NYSE under the symbol “VR” and, as of the date preceding the filing of this Proxy Statement, Validus had a market capitalization of approximately $1.84 billion.

Validus has approximately 280 employees. Validus acquired 100 Shares, through its wholly owned subsidiary, Validus Reinsurance, Ltd., a Bermuda exempted company, in the open market on April 8, 2009. As of the date of the filing of this Proxy Statement with the SEC, Validus beneficially owns 100 Shares, or less than 1% of the outstanding Shares.

Validus Ltd. is a recently formed Bermuda exempted company organized in connection with the acquisition of the Company’s common shares and the Validus Offer and has not carried on any activities other than in connection therewith.

The principal offices of Validus Ltd. are located at 19 Par-La-Ville Road Hamilton HM11 Bermuda. The telephone number of Validus Ltd. is (441) 278-9000. Validus Ltd. is a wholly owned subsidiary of Validus.

Unless Validus Ltd. exchanges Shares on behalf of Validus pursuant to the Validus Offer, it is not anticipated that Validus Ltd. will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization.

Information for each of the directors and executive officers of Validus and Validus Ltd. who are considered to be participants in this proxy solicitation and certain other information is set forth in Schedule I hereto. Other than as set forth herein, none of Validus, Validus Ltd. or any of the participants set forth on Schedule I hereto have any interest, direct or indirect, by security holdings or otherwise, in the Proposed Max Amalgamation.

UNAUDITED CONDENSED CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

The following unaudited condensed consolidated pro forma financial information is intended to provide you with information about how the acquisition of IPC might have affected the historical financial statements of Validus if it had been consummated at an earlier time. The unaudited condensed consolidated pro forma information has been prepared using IPC’s publicly available financial statements and disclosures, without the benefit of inspection of IPC’s books and records. Therefore, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in these unaudited condensed consolidated pro forma financial statements. The following unaudited condensed consolidated pro forma financial information does not necessarily reflect the financial position or results of operations that would have actually resulted had the acquisition occurred as of the dates indicated, nor should they be taken as necessarily indicative of the future financial position or results of operations of Validus.

You should read the following condensed consolidated pro forma financial information in conjunction with Validus’ Annual Report on Form 10-K for the year ended December 31, 2008 and IPC’s Annual Report on Form 10-K for the year ended December 31, 2008, each as filed with the Securities and Exchange Commission.

The following table presents unaudited condensed consolidated pro forma balance sheet data at December 31, 2008 (expressed in thousands of U.S. dollars, except share and per share data).

	Historical		Pro Forma
	Validus	Historical IPC	Purchase		Pro Forma
	Holdings, Ltd.	Holdings, Ltd.	adjustments	Notes	Consolidated

Assets
Fixed maturities, at fair value	$2,454,501	$1,793,020	$—		$4,247,521
Short-term investments, at fair value	377,036	—	—		377,036
Equity investments, at fair value	—	365,147	—		365,147
Cash and cash equivalents	449,848	77,020	(85,000)	3(a)	441,868

Total investments and cash	3,281,385	2,235,187	(85,000)		5,431,572
Premiums receivable	408,259	108,033	—		516,292
Deferred acquisition costs	108,156	9,341	—		117,497
Prepaid reinsurance premiums	22,459	2,165	—		24,624
Securities lending collateral	98,954	—	—		98,954
Loss reserves recoverable	208,796	2,771	—		211,567
Paid losses recoverable	1,388	—	—		1,388
Net receivable for investments sold	490	—	—		490
Accrued investment income	20,433	27,717	—		48,150
Current taxes recoverable	1,365	—	—		1,365
Intangible assets	127,217	—	—		127,217
Goodwill	20,393	—	—		20,393
Other assets	23,185	3,474	—		26,659

Total assets	$4,322,480	$2,388,688	$(85,000)		$6,626,168

Liabilities
Unearned premiums	$539,450	$85,473	—		$624,923
Reserve for losses and loss expense	1,305,303	355,893	—		1,661,196
Reinsurance balances payable	33,042	628	—		33,670
Deferred taxation	21,779	—	—		21,779
Securities lending payable	105,688	—	—		105,688
Bank loan payable	—	75,000	—		75,000
Accounts payable and accrued expenses	74,184	20,747	—		94,931
Debentures payable	304,300	—	—		304,300

Total liabilities	2,383,746	537,741	—		2,921,487

Shareholders’ equity
Ordinary shares	13,235	561	11,328	3(a), 3(b), 3(c)	25,124
Additional paid-in capital	1,412,635	1,089,002	591,431	3(a), 3(b), 3(c)	3,093,068
Accumulated other comprehensive loss	(7,858)	(876)	876	3(c)	(7,858)
Retained earnings	520,722	762,260	(688,635)	3(a), 3(c), 3(e)	594,347

Total shareholders’ equity	1,938,734	1,850,947	(85,000)		3,704,681

Total liabilities and shareholders’ equity	$4,322,480	$2,388,688	$(85,000)		$6,626,168

Common shares outstanding	75,624,697	55,943,297	67,338,947		142,963,644
Common shares and common share equivalents outstanding	90,091,403	56,440,530	67,937,467		158,028,870
Book value per share	$25.64	$33.09		7	$25.91
Diluted book value per share	$23.78	$32.79		7	$24.73
Diluted tangible book value per share	$22.14	$32.79			$23.80

The following table sets forth unaudited condensed consolidated pro forma results of operations for the year ended December 31, 2008 (expressed in thousands of U.S. dollars, except share and per share data):

	Historical Validus	Historical IPC	Pro Forma Pur-			Pro Forma
	Holdings, Ltd.	Holdings, Ltd.	chase adjustments	Notes		Consolidated

Revenues
Gross premiums written	$1,362,484	$403,395	$(251)	3(d	)	$1,765,628
Reinsurance premiums ceded	(124,160)	(6,122)	251	3(d	)	(130,031)

Net premiums written	1,238,324	397,273	—			1,635,597
Change in unearned premiums	18,194	(9,906)	—			8,288

Net premiums earned	1,256,518	387,367	—			1,643,885
Net investment income	139,528	94,105	(2,438)	3(a	)	231,195
Realized gain on repurchase of debentures	8,752	—	—			8,752
Net realized (losses) gains on investments	(1,591)	(168,208)	—			(169,799)
Net unrealized (losses) gains on investments	(79,707)	—	—			(79,707)
Other income	5,264	65	—			5,329
Foreign exchange gains (losses)	(49,397)	(1,848)	—			(51,245)

Total revenues	1,279,367	311,481	(2,438)			1,588,410
Expenses
Losses and loss expense	772,154	155,632	—			927,786
Policy acquisition costs	234,951	36,429	—			271,380
General and administrative expenses	123,948	20,689	—			144,637
Share compensation expense	27,097	5,625	—			32,722
Finance expenses	57,318	2,659	—			59,977

Total expenses	(1,215,468)	(221,034)	—			(1,436,502)

Income before taxes	63,899	90,447	(2,438)			151,908
Income tax expense	(10,788)	—	—			(10,788)

Income before taxes	$53,111	$90,447	$(2,438)			$141,120

Preferred dividend and warrant dividend	6,947	14,939	(14,939)	3(f	)	6,947
Net income available to common shareholders	$46,164	$75,508	$12,501			$134,173

Earnings per share
Weighted average number of common shares and common share equivalents outstanding
Basic	74,677,903	52,124,034	67,338,947			142,016,850
Diluted	75,819,413	59,301,939	67,937,467			143,756,880
Basic earnings per share	$0.62	$1.45		6		$0.94

Diluted earnings per share	$0.61	$1.45		6		$0.93

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited)
(Expressed in thousands of U.S. dollars, except share and per share data)

1.	Basis of Presentation

The unaudited condensed consolidated pro forma financial information gives effect to the proposed acquisition as if it had occurred at December 31, 2008 for the purposes of the unaudited condensed consolidated pro forma balance sheet and at January 1, 2008 for the purposes of the unaudited condensed consolidated pro forma statement of operations for the year ended December 31, 2008. The unaudited condensed consolidated pro forma financial information has been prepared by Validus’ management and is based on Validus’ historical consolidated financial statements and IPC’s historical consolidated financial statements. Certain amounts from IPC’s historical consolidated financial statements have been reclassified to conform to the Validus presentation. The unaudited condensed consolidated pro forma financial statements have been prepared using IPC’s publicly available financial statements and disclosures, without the benefit of inspection of IPC’s books and records or discussion with the IPC management team. Therefore, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in these unaudited condensed consolidated pro forma financial statements. Additional reclassifications of IPC data to conform to the Validus presentation may also be required.

This unaudited condensed consolidated pro forma financial information is prepared in conformity with US GAAP. The unaudited condensed consolidated pro forma balance sheet as of December 31, 2008 and the unaudited condensed consolidated pro forma statement of operations for the year ended December 31, 2008 have been prepared using the following information:

(a) Audited historical consolidated financial statements of Validus as of December 31, 2008 and for the year ended December 31, 2008;

(b) Audited historical consolidated financial statements of IPC as of December 31, 2008 and for the year ended December 31, 2008;

(c) Such other known supplementary information as considered necessary to reflect the acquisition in the unaudited condensed consolidated pro forma financial information.

The pro forma adjustments reflecting the acquisition of IPC under the purchase method of accounting are based on certain estimates and assumptions. The unaudited condensed consolidated pro forma adjustments may be revised as additional information becomes available. The actual adjustments upon consummation of the acquisition and the allocation of the final purchase price of IPC will depend on a number of factors, including additional financial information available at such time, changes in values and changes in IPC’s operating results between the date of preparation of this unaudited condensed consolidated pro forma financial information and the effective date of the acquisition. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the differences may be material. Validus’ management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated based on information available to Validus at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited condensed consolidated pro forma financial information.

The unaudited condensed consolidated pro forma financial information does not include any financial benefits, revenue enhancements or operating expense efficiencies arising from the acquisition. In addition, the unaudited condensed consolidated pro forma financial information does not include any additional expenses that may result from the IPC acquisition. Estimated costs of the transaction as well as the benefit of the negative goodwill have been reflected in the unaudited condensed consolidated pro forma balance sheets, but have not been included on the pro forma income statement due to their non-recurring nature.

The unaudited condensed consolidated pro forma financial information is not intended to reflect the results of operations or the financial position that would have resulted had the acquisition been effected on the dates indicated and if the companies had been managed as one entity. The unaudited condensed consolidated pro forma financial

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited)
(Expressed in thousands of U.S. dollars, except share and per share data) — (Continued)

information should be read in conjunction with Validus’ Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission.

2.	Recent Accounting Pronouncements

In December 2007, the FASB issued Statement No. 141(R), “Business Combinations” (“FAS 141(R)”) which is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. On April 1, 2009 the FASB finalized and issued FSP FAS 141(R)-1 which amended and clarified FAS 141 (R) and is effective for business combinations whose acquisition date is on or after January 1, 2009.

FSP FAS 141(R)-1 has amended FAS 141(R)’s guidance on the initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets acquired and liabilities assumed in a business combination that arise from contingencies.

Significant changes arising from FAS 141 (R) and FSP FAS 141(R)-1 and impacting these pro forma financial statements include the determination of the purchase price, treatment of transaction expenses, restructuring costs and negative goodwill as follows:

•	Purchase Price — Previously, the date the business combination was announced could be used as the effective date in determining the purchase price. Under FAS 141(R), the purchase price is determined as of the acquisition date, which is the date that the acquirer obtains control;

•	Transaction Expenses — Previously, costs associated with purchase transactions could be capitalized and included as part of transaction purchase price, adding to the amount of goodwill recognized. Under FAS 141(R), all such costs must be expensed as incurred;

•	Restructuring Costs — Previously, restructuring costs that were planned to occur after the closing of the transaction were recognized and recorded at the closing date as a liability. Under FAS 141(R), expected restructuring costs are not recorded at the closing date, but rather after the transaction. The only costs to be included as a liability at the closing date, and therefore included as “transaction costs,” are those for which an acquirer is obligated at the time of the closing; and

•	Negative Goodwill/Bargain Purchases — Previously, if the total fair value of net assets acquired (assets less liabilities assumed) exceeded the consideration paid, there was a pro rata reduction of the assets assumed to allow the net assets acquired to equal the consideration paid. Under FAS 141(R), instead of allocating this “negative goodwill” to reduce the carrying value of assets assumed, the acquirer will book a gain as a result of the bargain purchase, to be recognized through the income statement at the close of the transaction.

3.	Purchase adjustments

On March 31, 2009, Validus announced that it delivered a binding offer letter (the “Offer Letter”) to the Board of Directors of IPC Holdings, Ltd. (“IPC”) pursuant to which Validus and IPC would amalgamate (the “Amalgamation”) in a share-for-share exchange valuing IPC shares at an 18.0% premium to IPC’s closing market price on March 30, 2009, subject to the terms and conditions set forth in the Offer Letter and in an Agreement and Plan of Amalgamation (the “Amalgamation Agreement”) that was signed by Validus and delivered to IPC with the Offer Letter.

Validus proposed an amalgamation with IPC at an exchange ratio of 1.2037 Validus shares per outstanding IPC share, providing a value per IPC share of $29.98 or an 18.0% premium to IPC’s closing share price as of March 30, 2009 (the date immediately preceding the deliverance of the Offer Letter).

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited)
(Expressed in thousands of U.S. dollars, except share and per share data) — (Continued)

The Board of Directors of Validus has unanimously approved the submission of its binding offer and the delivery of the signed Amalgamation Agreement so that, upon a termination of IPC’s Agreement and Plan of Amalgamation with Max Capital Group Ltd., dated as of March 1, 2009 and amended as of March 5, 2009 (the “Max Plan of Amalgamation”), IPC will be able to sign the Amalgamation Agreement with the certainty of an agreed transaction. Validus’ offer is structured as a tax-free share-for-share transaction and does not require any external financing. It is not conditioned on due diligence.

Validus has reserved the right to withdraw its binding offer if the Board of Directors of IPC has not reached a determination (i) that Validus’ binding offer constitutes a Superior Proposal (as defined in the Max Plan of Amalgamation), (ii) to withdraw its recommendation for the transaction contemplated by the Max Plan of Amalgamation and (iii) to make a recommendation for the transaction contemplated by Validus’ binding offer by 5:00 p.m., Bermuda time, on Wednesday, April 15, 2009. Validus has further reserved the right to withdraw its binding offer if IPC subsequently withdraws its recommendation in favor of Validus’ offer or if IPC does not sign the Amalgamation Agreement within two business days after the termination of the Max Plan of Amalgamation.

In connection with the IPC acquisition, transaction costs currently estimated at $35,000 will be incurred and expensed. Of this amount, $15,000 relates to Validus expenses as set forth in “The Amalgamation — Sources of Funds, Fees and Expenses” and $20,000 is our estimate of IPC’s expenses based on the IPC/Max S-4. In addition, upon termination of IPC’s Agreement and Plan of Amalgamation with Max Capital Group Ltd., a break-up fee of $50,000 (the ‘‘Max Termination Fee’’) will be incurred and expensed.

As discussed above, these pro forma purchase adjustments are based on certain estimates and assumptions made as of the date of the unaudited condensed consolidated pro forma financial information. The actual adjustments will depend on a number of factors, including changes in the estimated fair value of net balance sheet assets and operating results of IPC between December 31, 2008 and the effective date of the acquisition. Validus expects to make such adjustments at the effective date of the acquisition. These adjustments are likely to be different from the adjustments made to prepare the unaudited condensed consolidated pro forma financial information and such differences may be material.

The share prices for both Validus and IPC used in determining the preliminary estimated purchase price are based on the closing share prices on March 30, 2009 (the date immediately preceding the deliverance of the Offer Letter). The preliminary total purchase price is calculated as follows:

Calculation of Total Purchase Price
IPC common shares outstanding as of February 23, 2009	55,943,297
IPC shares issued pursuant to option exercises	3,818
IPC shares issued following vesting of restricted shares, RSUs and PSUs	493,415

Total IPC common shares prior to transaction	56,440,530
Exchange ratio	1.2037

Total Validus common shares to be issued	67,937,467
Validus closing share price on March 30, 2009	$24.91

Total purchase price(a)	$1,692,322

The allocation of the purchase price is as follows:

Allocation of Purchase Price
IPC shareholders’ equity(b)	$1,850,947
Total purchase price	$1,692,322

Negative goodwill (a — b)	$158,625

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited)
(Expressed in thousands of U.S. dollars, except share and per share data) — (Continued)

(a)	In connection with the IPC acquisition, 67,937,467 shares are expected to be issued resulting in additional share capital of $11,889 and Additional Paid-In Capital of $1,680,433.

In addition, transaction costs currently estimated at $35,000 and the Max Termination Fee of $50,000 will be incurred and expensed by the consolidated entity. Based on an expected investment return of 3.75%, investment income of $2,438 would have been foregone during 2008 had these payments been made.

(b)	Employees of IPC hold 526,000 options to purchase IPC shares. These options would vest upon a change in control, and would be exercisable. The exercise price range of these options is from $13 to $49, with a weighted average of $34.31. It is expected that 3,818 net shares would be issued upon exercise of these options.

(c)	Elimination of IPC’s Ordinary Shares of $561, Additional Paid in Capital of $1,089,002, Accumulated Other Comprehensive Loss of $876 and Retained Earnings of $762,260.

(d)	A related party balance of $251 representing reinsurance ceded to IPC by Validus was eliminated from gross premiums written and reinsurance ceded. These policies were fully earned and expensed respectively at year end and had no other effect on the pro forma financial statements.

(e)	The unaudited condensed consolidated pro forma financial statements have been prepared using IPC’s publicly available financial statements and disclosures, without the benefit of inspection of IPC’s books and records. Therefore, the carrying value of assets and liabilities in IPC’s financial statements are considered to be a proxy for fair value of those assets and liabilities, with the difference between the net assets and the total purchase price considered to be negative goodwill. In addition, certain pro forma adjustments, such as recording fair value of assets and liabilities and adjustments for consistency of accounting policy, are not reflected in these unaudited pro forma consolidated financial statements. In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement No. 141(R), Business Combinations (“FAS 141(R)”) This Statement defines a bargain purchase as a business combination in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any noncontrolling interest in the acquiree, and it requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer. Negative goodwill of $158,625 has been recorded as a credit to retained earnings as upon completion of the amalgamation negative goodwill will be treated as a gain in the consolidated statement of operations.

(f)	On November 15, 2008, IPC’s 9,000,000 Series A Mandatory Convertible preferred shares automatically converted pursuant to their terms into 9,129,600 common shares. Therefore, dividends of $14,939 on these preferred shares of IPC have been eliminated from the unaudited pro forma results of operations.

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited)
(Expressed in thousands of U.S. dollars, except share and per share data) — (Continued)

4.	Gross Premiums Written

The following table sets forth the gross premiums written by Validus, IPC and pro forma combined:

			Purchase
Validus Re	Validus	IPC(a)	Adjustments	Combined

Property Cat XOL(b)	$328,216	$333,749	$—	$661,965
Property Per Risk XOL	54,056	10,666	—	64,722
Property Proportional(c)	110,695	—	—	110,695
Marine	117,744	—	—	117,744
Aerospace	39,323	18,125	(151)	57,297
Life and A&H	1,009	—	—	1,009
Financial Institutions	4,125	—	—	4,125
Other	—	8,318	(100)	8,218
Terrorism	25,502	—	—	25,502
Workers’ Comp	7,101	—	—	7,101
Total Validus Re Segment	687,771	370,858	(251)	1,058,378

Talbot
Property	152,143	—	—	152,143
Marine	287,694	—	—	287,694
Aviation & Other	40,028	—	—	40,028
Accident & Health	18,314	—	—	18,314
Financial Institutions	42,263	—	—	42,263
War	128,693	—	—	128,693
Contingency	22,924	—	—	22,924
Bloodstock	16,937	—	—	16,937

Total Talbot Segment	708,996	—	—	708,996
Intersegment revenue
Property	(21,724)	—	—	(21,724)
Marine	(8,543)	—	—	(8,543)
Specialty	(4,016)	—	—	(4,016)
Total Intersegment Revenue Eliminated	(34,283)	—	—	(34,283)

Adjustments for reinstatement premium	—	32,537	—	32,537

Total	$1,362,484	$403,395	$(251)	$1,765,628

(a)	For IPC, this includes annual (deposit) and adjustment premiums. Excludes reinstatement premiums of $32,537 which are not classified by class of business by IPC.

(b)	For Validus, Cat XOL is comprised of Catastrophe XOL, Aggregate XOL, RPP, Per Event XOL, Second Event and Third Event covers. For IPC, this includes Catastrophe XOL and Retrocessional.

(c)	Proportional is comprised of Quota Share and Surplus Share.

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited)
(Expressed in thousands of U.S. dollars, except share and per share data) — (Continued)

5.	Selected ratios

Selected ratios of Validus, IPC and pro forma combined are as follows:

			Pro forma
	Validus	IPC	combined

Losses and loss expenses ratios	61.5%	40.2%	56.4%
Policy acquisition costs ratios	18.7	9.4	16.5
General and administrative cost ratios	12.0	6.8	10.4

Combined ratio	92.2%	56.4%	83.4%

(a)	Factors affecting the Validus 2008 Loss Ratio

The loss ratio, which is defined as losses and loss expenses divided by net premiums earned, for the year ended December 31, 2008 was 61.5%. During the year ended December 31, 2008, the frequency and severity of worldwide losses that materially affected Validus’ loss ratio increased. During the year ended December 31, 2008, Validus incurred $260,567 and $22,141 of loss expense attributable to Hurricanes Ike and Gustav, which represent 20.7 and 1.8 percentage points of the loss ratio, respectively. Other notable loss events added $45,895 of 2008 loss expense or 3.7 percentage points of the loss ratio bringing the total effect of aforementioned events on the 2008 loss ratio to 26.2 percentage points. Favorable loss development on prior years totaled $69,702. Favorable loss reserve development benefited Validus’ loss ratio for the year ended December 31, 2008 by 5.5 percentage points.

(b)	Factors affecting the IPC 2008 Loss Ratio

The data in the following paragraph is taken from ‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’ contained in IPC’s Annual Report on Form 10-K for the year ended December 31, 2008. Such disclosure was not made in ‘thousands of U.S. dollars’, and the data has been reproduced here as it was originally presented.

IPC’s loss ratio, which is defined as losses and loss expenses divided by net premiums earned, for the year ended December 31, 2008 was 40.2%. IPC incurred net losses and loss adjustment expenses of $155.6 million for the year ended December 31, 2008. Total net losses for the year ended December 31, 2008 relating to the current year were $206.6 million, while reductions to estimates of ultimate net loss for prior year events were $50.9 million. During 2008, IPC’s incurred losses included: $23.0 million from the Alon Refinery explosion in Texas, a storm that affected Queensland, Australia, and Windstorm Emma that affected parts of Europe, which all occurred in the first quarter of 2008; $10.5 million from the flooding in Iowa in June and tornadoes that affected the mid-west United States in May 2008; together with $160.0 million from Hurricane Ike and $7.6 million from Hurricane Gustav, which both occurred in September 2008. The impact on IPC’s 2008 loss ratio from these events was 51.9 percentage points. The losses from these events were partly offset by reductions to IPC’s estimates of ultimate loss for a number of prior year events, including $11.0 million for Hurricane Katrina, $18.6 million for the storm and flooding that affected New South Wales, Australia in 2007 and $22.8 million for the floods that affected parts of the U.K. in June and July 2007. The cumulative $52.4 million of favorable loss reserve development benefited the IPC’s loss ratio for the year ended December 31, 2008 by 13.5 percentage points.

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited)
(Expressed in thousands of U.S. dollars, except share and per share data) — (Continued)

6.	Earnings per Common Share

(a) Pro forma earnings per common share for the year ended December 31, 2008 has been calculated based on the estimated weighted average number of common shares outstanding on a pro forma basis, as described in 6(b) below. The historical weighted average number of common shares outstanding of Validus was 74,677,903 and 75,819,413 basic and diluted, respectively, for the year ended December 31, 2008.

(b) The pro forma weighted average number of common shares outstanding for the year ended December 31, 2008, after giving effect to the exchange of shares as if the acquisition shares had been issued and outstanding for the whole year, is 142,016,850 and 143,756,880, basic and diluted, respectively.

(c) The following table sets forth the computation of basic and diluted earnings per share for the year ended December 31, 2008:

	Historical
	Validus	Pro Forma
	Holdings	Consolidated

Net income available to common shareholders	$46,164	$134,173

Weighted average shares — basic ordinary shares outstanding	74,677,903	142,016,850
Share equivalents Warrants	—	—
Restricted Shares	1,004,809	1,598,733
Options	136,701	141,297

Weighted average shares — diluted	75,819,413	143,756,880

Basic earnings per share	$0.62	$0.94

Diluted earnings per share	$0.61	$0.93

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited)
(Expressed in thousands of U.S. dollars, except share and per share data) — (Continued)

7.	Book Value per Share

Validus calculates diluted book value per share using the “as-if-converted” method, where all proceeds received upon exercise of warrants and stock options would be retained by Validus and the resulting common shares from exercise remain outstanding. In its public records, IPC calculates diluted book value per share using the “treasury stock” method, where proceeds received upon exercise of warrants and stock options would be used by IPC to repurchase shares from the market, with the net common shares from exercise remaining outstanding. Accordingly, for the purposes of the Pro Forma Condensed Consolidated Financial Statements and notes thereto, IPC’s diluted book value per share has been recalculated based on the “as-if-converted” method to be consistent with Validus’ calculation.

The following table sets forth the computation of book value and diluted book value per share adjusted for the Amalgamation:

	Historical
	Validus	Pro Forma
	Holdings	Consolidated

Book value per common share calculation
Total shareholders’ equity	$1,938,734	$3,704,681
Shares	75,624,697	142,963,644
Book value per common share	$25.64	$25.91

Diluted book value per common share calculation
Total Shareholders’ equity	$1,938,734	$3,704,681
Proceeds of assumed exercise of outstanding warrants	$152,315	$152,316
Proceeds of assumed exercise of outstanding stock options	$51,043	$51,043
Unvested restricted shares	—	—

	$2,142,093	$3,908,040

Shares	75,624,697	142,963,644
Warrants	8,680,149	8,680,149
Options	2,799,938	2,804,534
Unvested restricted shares	2,986,619	3,580,543
	90,091,403	158,028,870

Diluted book value per common share	$23.78	$24.73

Validus Holdings, Ltd.

Notes To Unaudited Condensed Consolidated Pro Forma Financial Statements (unaudited)
(Expressed in thousands of U.S. dollars, except share and per share data) — (Continued)

8.	Capitalization

The following table sets forth the computation of debt to total capitalization and debt (excluding debentures payable) to total capitalization, adjusted for the Amalgamation:

	Historical
	Validus	Pro Forma
	Holdings	Consolidated

Total debt
Bank loan payable	$—	$75,000
Borrowings drawn under credit facility	—	—
Debentures payable	304,300	304,300

Total debt	$304,300	$379,300

Total capitalization
Total shareholders’ equity	$1,938,734	$3,704,681
Bank loan payable	—	75,000
Borrowings drawn under credit facility	—	—
Debentures payable	304,300	304,300

Total capitalization	$2,243,034	$4,083,981

Total debt to total capitalization	13.6%	9.3%
Debt (excluding debentures payable) to total capitalization	0.0%	1.8%

THE PROPOSED VALIDUS AMALGAMATION

In connection with the delivery of the Validus Offer to the Company, Validus delivered a signed amalgamation agreement that would be binding on Validus upon countersignature by the Company. The proposed Validus amalgamation agreement (the “Validus Agreement”), and a description thereof, were filed with the SEC on Form 8-K on March 31, 2009. For the full terms of the Validus Agreement we refer you to that filing. Validus has reserved the right to withdraw its offer if the Company has not signed the Validus Agreement by 5 p.m. on the second business day after the termination of the Max Amalgamation Agreement.

The Validus Offer is subject to a number of conditions, including the termination of the Max Amalgamation Agreement, receipt of regulatory approvals, receipt of amendments or waivers under the Company’s and Validus’ credit facilities and the approval of the issuance of the necessary Validus shares by our shareholders. As a result, the Company’s shareholders cannot be guaranteed that any premium will be paid to them based solely on their rejection of the Proposed Max Amalgamation. However, there are no assurances that this timeframe will be met or that all of the conditions to the Validus Offer will be satisfied. Shareholders should take all of these factors into account when determining how to vote their Shares.

The Company’s shareholders should also consider the risks that may be associated with an investment in our common shares and with the transaction contemplated by the Validus Offer. These factors are set forth in the “Forward-Looking Statements” section of this proxy statement and are described in more detail in the section entitled “Risk Factors” in our Annual Report or Form 10-K for the year ended December 31, 2008, which has been filed with the SEC and is available to the Company’s shareholders. The Company’s shareholders may obtain a copy of our annual report free of charge at the SEC’s website (www.sec.gov) or by directing a request to Georgeson Inc. at (888) 274-5119 or by email at validusIPC@georgeson.com.

Comparison of Terms between Max Amalgamation Agreement and Validus Agreement

The Validus Agreement was substantially the same as the Max Amalgamation Agreement, as Validus’ board of directors determined that proposing substantially similar agreement terms would facilitate the IPC Board’s evaluation of the Validus Offer and by proposing substantially similar agreement terms and improved economic terms to IPC, the IPC Board would be more likely to conclude that the Validus offer could be reasonably likely to constitute a “Superior Proposal” pursuant to the terms of the Max Amalgamation Agreement. In addition to the modifications reflecting the different consideration Validus is offering to IPC shareholders and the shareholder votes that will be required, as well as the elimination of references to Max, the significant differences in the two agreements are described below. We encourage you to read the full text of the agreements, since the agreements, and not this summary, govern the proposed transactions. The Max Amalgamation Agreement is included as Annex A and Annex B to the IPC/Max S-4. The Validus Agreement is filed as Exhibit 99.2 to the Validus Form 8-K filed with the SEC on March 31, 2009 regarding the delivery of the Validus Offer to the Board of Directors of IPC.

Restrictions on Solicitation of Acquisition Proposals and Discussions regarding Acquisition Proposals

Max Amalgamation Agreement	Validus Agreement

The Max Amalgamation Agreement precludes IPC and Max and their respective subsidiaries and advisors from directly or indirectly, initiating, soliciting, encouraging or facilitating (including by providing information) any effort or attempt to make or implement any proposal or offer with respect to an amalgamation, reorganization, consolidation, business combination or similar transaction involving it or any of its subsidiaries or any purchase or sale involving 10% or more of its consolidated assets (including, without limitation, shares of their respective subsidiaries), or 10% or more of its total voting power or the voting power of any of their respective subsidiaries or from discussing any such proposal with any person.	The Validus Agreement provides that IPC and its subsidiaries are subject to similar restrictions but does not restrict Validus, its subsidiaries and advisors.

Covenants Relating to the Conduct of Business

Max Amalgamation Agreement	Validus Agreement

Each of the covenants applies to both IPC and Max.	Each of the covenants applies to both IPC and Validus except that in the Validus Agreement, IPC and not Validus, would be prohibited from (i) repurchasing, redeeming or otherwise acquiring its outstanding common shares prior to the effective time of the amalgamation and (ii) engaging in certain actions in connection with its employee compensation and benefit plans.

Conditions to the Amalgamation

Max Amalgamation Agreement	Validus Agreement

The conditions to the Max Amalgamation Agreement are set forth in the IPC/Max S-4 under The Amalgamation — Conditions to the Amalgamation.	The conditions to the amalgamation set forth in the Validus Agreement are substantially similar to those set forth in the Max Amalgamation Agreement, except that Validus’ obligation to consummate the amalgamation is subject to the additional fulfillment or waiver (by Validus) of the condition that all amendments or waivers under IPC’s credit facilities and Validus’ credit facilities, as determined by Validus to be necessary to consummate the amalgamation and the other transactions contemplated thereby, shall be in full force and effect.

Termination

Max Amalgamation Agreement	Validus Agreement

Either Max or IPC may terminate the Max Amalgamation Agreement if the Proposed Max Amalgamation has not been consummated by November 30, 2009.	Either IPC or Validus may terminate the Validus Agreement if the amalgamation has not been consummated on or before the later of (i) November 30, 2009 and (ii) five months of the date of execution of the Validus Agreement by both IPC and Validus.

Termination Fee

Max Amalgamation Agreement	Validus Agreement

$50 million.	$16 million.

OTHER MAX AMALGAMATION PROPOSALS TO BE PRESENTED AT THE
ANNUAL GENERAL MEETING

In addition to soliciting proxies to approve Proposal #8 in connection with the Proposed Max Amalgamation, the Company’s Board is also soliciting proxies for the Annual General Meeting for certain other proposals in connection with the Proposed Max Amalgamation (the “Other Proposals”). All of these proposals are seeking shareholder approval of matters required by the Max Amalgamation Agreement.

The Company’s Proposals #1 through #5 is a request to approve amendments to IPC’s bye-laws to be effective as of the effective time, and are collectively referred to as the “IPC bye-law amendments”. Specifically, they are to: (1) increase the maximum number of directors on the board of directors from nine to 12, (2) modify the indemnity provisions, (3) add provisions regarding advance notice of shareholder nominees for director and other shareholder proposals, (4) remove provisions regarding alternate directors and cumulative voting in the election of directors, and (5) add certain conditions to the conduct of director meetings.

The Company’s Proposal #6 is a request to approve, effective as of the effective time, the increase in the Company’s authorized share capital from $1,850,000 to $2,350,000 by the creation of an additional 50,000,000 common shares, par value $0.01 per share, ranking pari passu with the existing Company common shares.

The Company’s Proposal #7 is a request to approve, effective as of the effective time, a change in IPC’s name to “Max Capital Group Ltd.”

The Company’s Proposal #10 is a request to approve, effective as of the effective time, a revised plan of remuneration for the combined entity’s board of directors.

Each of these proposals is more fully described in the IPC/Max S-4. In addition to soliciting the proxies discussed above, the Company’s Board is also soliciting proxies for the Annual General Meeting for a proposal to approve any adjournment or postponement of the Annual General Meeting, including if necessary, to solicit additional proxies in favor of the adoption of the Max Amalgamation Agreement and the approval of the Proposed Max Amalgamation if there are not sufficient votes for that proposal (the “Adjournment Proposal”). Because Proposals #1 through #8 and #10 and the Adjournment Proposal are designed to facilitate the approval of the Proposed Max Amalgamation, Validus recommends voting “AGAINST” these proposals.

YOU CAN CAST YOUR VOTE WITH RESPECT TO ALL PROPOSALS TO BE CONSIDERED AT THE ANNUAL GENERAL MEETING ON OUR GOLD PROXY CARD. THEREFORE, THERE IS NO NEED TO VOTE ON THE COMPANY’S PROXY CARD.

OTHER PROPOSALS TO BE PRESENTED AT THE ANNUAL GENERAL MEETING

In addition to soliciting proxies to approve matters related to the Max Amalgamation, the Company’s Board of Directors is also soliciting proxies for the Annual General Meeting for a proposal to elect directors and to appoint its independent auditors. The Company’s Proposal #9 is a request to elect the directors of IPC and, at the effective time, of the combined entity. Finally, the Company’s Proposal #11 is a request to appoint KPMG as IPC’s independent auditors until the close of the next annual general meeting and to authorize the audit committee of IPC’s board of directors to set the compensation of such independent auditors.

With respect to these Proposals, #9 and #11, we are not making any recommendation as to how you should vote. If you do not indicate your voting instructions for either of these proposals we will vote to “WITHHOLD” with respect to each of the nominees listed in Proposal #9 and to “ABSTAIN” with respect to Proposal #11.

YOU CAN CAST YOUR VOTE WITH RESPECT TO ALL PROPOSALS TO BE CONSIDERED AT THE ANNUAL GENERAL MEETING ON OUR GOLD PROXY CARD. THEREFORE, THERE IS NO NEED TO VOTE ON THE COMPANY’S PROXY CARD.

Other than as set forth above, Validus is not currently aware of any other proposals to be brought before the Annual General Meeting. Should other proposals be brought before the Annual General Meeting, the persons named on the GOLD proxy card will abstain from voting on such proposals unless such proposals adversely affect the interests of Validus as determined by Validus in its sole discretion, in which event such persons will vote on such proposals in their discretion.

VOTING PROCEDURES

According to the IPC/Max S-4, as of the Record Date, there were          Shares entitled to vote at the Annual General Meeting.

Under the Company’s bye-laws, the presence, in person or by proxy, of the holders of more than 50% of the Shares outstanding as of the Record Date (without giving effect to the limitation on voting rights of 10% shareholders) and entitled to vote at the Annual General Meeting is necessary to constitute a quorum at the Annual General Meeting. In accordance with Nasdaq rules, brokers and nominees who hold Shares in street-name for customers may not exercise their voting discretion with respect to the Company’s Proposals in connection with the Proposed Max Amalgamation or the Adjournment Proposal related thereto. Thus, these Shares will be counted for purposes of determining whether a quorum is present. Brokers and nominees may vote such Shares with respect to the Adjournment Proposal but may not vote such Shares with respect to the Proposals related to the Proposed Max Amalgamation.

Any Company shareholder giving a proxy may revoke it before its exercise by providing the Company’s Secretary with written notice of revocation, by voting in person at the Company’s Annual General Meeting or by executing a later-dated proxy; provided, however, that the action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

Abstentions and “broker non-votes” will be counted toward the presence of a quorum at, but will not be considered votes cast on any proposal brought before, the Company meeting. Because the vote required to approve the proposals is the affirmative vote of a majority of the votes cast, assuming a quorum is present, a broker non-vote with respect to any proposal to be voted on at the shareholder meeting will not have the effect of a vote for or against the relevant proposal, but will reduce the number of votes cast needed to approve a proposal and therefore increase the relative influence of those shareholders voting.

A vote by a show of hands will be taken in the first instance on all matters (other than the election of directors) properly brought before the Annual General Meeting unless a poll is requested in accordance with the Company bye-laws. On a vote by show of hands, every Company shareholder present in person and every person holding a valid proxy will be entitled to one vote, regardless of the number of shares owned or represented by that person. If a poll is requested, subject to the voting restrictions set out in the Company’s bye-laws, each shareholder present who elects to vote in person and each person holding a valid proxy is entitled to one vote for each share owned or represented. Votes for the election of directors may be cumulated, as described below.

The Shares currently vote cumulatively in the election of directors, which means that each shareholder, including a shareholder holding Controlled Shares (as defined in the Company’s bye-laws), is entitled to the number of votes that equals the number of votes that such shareholder would be entitled to cast for the election of directors with respect to its Shares multiplied by the number of persons standing for election as director, and all votes entitled to be cast may be cast for one or more of the directors being elected. If the proposal described above regarding an amendment to the Company’s bye-laws to remove cumulative voting is adopted by shareholders, the election of directors in any general meeting of shareholders after the closing date will be subject to the affirmative vote of a majority of the votes cast at the general meeting (without cumulative voting).

Shareholders may (but need not) indicate the distribution of their votes among the nominees in the space provided on the IPC proxy card. Unless otherwise indicated on the proxy card, the IPC proxies will cumulate votes represented by such proxy in their discretion, except to the extent that authority so to cumulate votes is expressly withheld as to any one or more of the nominees.

The Company’s shareholders (i) may vote “AGAINST” any or all of the proposals, other than Proposal #9 in respect of which it may “WITHHOLD”, (ii) may abstain from voting on any or all of the proposals, other than Proposal #9 in respect of which it may “WITHHOLD” or (iii) may vote for any or all of the proposals by marking the proper box on the GOLD proxy card and signing, dating and returning it promptly in the enclosed postage-paid envelope. If a Company shareholder returns a GOLD proxy card that is signed, dated and not marked with respect to a Proposal, that shareholder will be deemed to have voted “AGAINST” Proposals #1 through #5 (IPC bye-law amendments), Proposal #6 (authorized share capital increase), Proposal #7 (name change), Proposal #8 (Authorization of Share Issuance) and Proposal #10 (director compensation plan) and the Adjournment Proposal as these Proposals are related to the Max Amalgamation which we oppose.

If a Company shareholder returns a GOLD proxy card that is signed and dated but not marked with respect to Proposal #9 (election of directors) or Proposal #11 (appointment of KPMG), we will vote to “WITHHOLD” with respect to each of the nominees listed in Proposal #9 and to “ABSTAIN” with respect to Proposal #11. Also, if no instructions as to cumulation of votes are given, your votes will not be cumulated and your shares will be voted for each of the nominees as directed.

Only the Company’s shareholders (or their duly appointed proxies) of record on the Record Date are eligible to vote in person or submit a proxy.

YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE BY ATTENDING THE ANNUAL GENERAL MEETING AND VOTING IN PERSON, BY SUBMITTING A DULY EXECUTED, LATER DATED PROXY BY ONE OF THE METHODS PROVIDED ON YOUR PROXY CARD OR BY SUBMITTING A WRITTEN NOTICE OF REVOCATION TO EITHER (A) VALIDUS, CARE OF GEORGESON INC., 199 WATER STREET, 26TH FLOOR, NEW YORK, NEW YORK 10038, OR (B) THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY AT AMERICAN INTERNATIONAL BUILDING, 29 RICHMOND ROAD, PEMBROKE HM 08, BERMUDA. A REVOCATION MAY BE IN ANY WRITTEN FORM VALIDLY SIGNED BY THE RECORD HOLDER AS LONG AS IT CLEARLY STATES THAT THE PROXY PREVIOUSLY GIVEN IS NO LONGER EFFECTIVE. SHAREHOLDERS WHO HOLD THEIR SHARES IN A BANK OR BROKERAGE ACCOUNT WILL NEED TO NOTIFY THE PERSON RESPONSIBLE FOR THEIR ACCOUNT TO REVOKE OR WITHDRAW PREVIOUSLY GIVEN INSTRUCTIONS. WE REQUEST THAT

A COPY OF ANY REVOCATION SENT TO THE COMPANY OR ANY REVOCATION NOTIFICATION SENT TO THE PERSON RESPONSIBLE FOR A BANK OR BROKERAGE ACCOUNT ALSO BE SENT TO VALIDUS, CARE OF GEORGESON INC., AT THE ADDRESS BELOW SO THAT VALIDUS MAY MORE ACCURATELY DETERMINE IF AND WHEN PROXIES HAVE BEEN RECEIVED FROM THE HOLDERS OF RECORD ON THE RECORD DATE OF A MAJORITY OF THE COMPANY’S SHARES THEN OUTSTANDING. UNLESS REVOKED IN THE MANNER SET FORTH ABOVE, SUBJECT TO THE FOREGOING, DULY EXECUTED PROXIES IN THE FORM ENCLOSED WILL BE VOTED AT THE ANNUAL GENERAL MEETING AS SET FORTH ABOVE.

BY EXECUTING THE GOLD CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF.

If you have any questions or require any assistance in voting your Shares, please contact:

199 Water Street
26th Floor
New York, New York 10038
Banks and Brokers should call: (212) 440-9800
or
Toll Free at (888) 274-5119
Email: validusIPC@georgeson.com

DISSENTERS’ RIGHTS

The Company’s shareholders are not entitled to dissenter’s appraisal rights in connection with the Proposed Max Amalgamation.

SOLICITATION OF PROXIES

Except as set forth below, Validus will not pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for the solicitation of proxies in connection with this solicitation.

Proxies will be solicited by mail, telephone, facsimile, telegraph, the internet, e-mail, newspapers and other publications of general distribution and in person. Directors and the officers of Validus and Validus Ltd. listed on Schedule I hereto may assist in the solicitation of proxies without any additional remuneration (except as otherwise set forth in this Proxy Statement).

Validus has retained Georgeson Inc. (“Georgeson”) for solicitation and advisory services in connection with solicitations relating to the Annual General Meeting, for which Georgeson may receive a fee of up to $250,000 in connection with the solicitation of proxies for the Annual General Meeting. Up to 50 people may be employed by Georgeson in connection with the solicitation of proxies for the Annual General Meeting. Validus has also agreed to reimburse Georgeson for out-of-pocket expenses and to indemnify Georgeson against certain liabilities and expenses, including reasonable legal fees and related charges. Georgeson will solicit proxies for the Annual General Meeting from individuals, brokers, banks, bank nominees and other institutional holders. Directors, officers and certain employees of Validus and Validus Ltd. may assist in the solicitation of proxies without any additional remuneration. The entire expense of soliciting proxies for the Annual General Meeting by or on behalf of Validus is being borne by Validus.

If you have any questions concerning this Proxy Statement or the procedures to be followed to execute and deliver a proxy, please contact Georgeson at the address or phone number specified above.

FORWARD-LOOKING STATEMENTS

This Proxy Statement may include forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) uncertainty as to whether IPC will enter into and consummate the proposed amalgamation on the terms set forth in our offer letter; 2) unpredictability and severity of catastrophic events; 3) rating agency actions; 4) adequacy of our risk management and loss limitation methods; 5) cyclicality of demand and pricing in the insurance and reinsurance markets; 6) our limited operating history; 7) our ability to successfully implement our business strategy during “soft” as well as “hard” markets; 8) adequacy of our loss reserves; 9) continued availability of capital and financing; 10) retention of key personnel; 11) competition; 12) potential loss of business from one or more major insurance or reinsurance brokers; 13) our ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 14) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 15) the integration of Talbot or other businesses we may acquire or new business ventures we may start; 16) the effect on our investment portfolio of changing financial market conditions including inflation, interest rates, liquidity and other factors; 17) acts of terrorism or outbreak of war; and 18) availability of reinsurance and retrocessional coverage, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in our most recent reports on Form 10-K and Form 10-Q and other documents on file with the SEC. Any forward-looking statements made in this Proxy Statement are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

OTHER INFORMATION

The information concerning the Company and the Proposed Max Amalgamation contained herein has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although Validus has no knowledge that would indicate that statements relating to the Company or the Max Amalgamation Agreement contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date it has not had access to the full books and records of the Company, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements.

Pursuant to Rule 14a-5 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), reference is made to the joint proxy statement/prospectus included in the IPC/Max S-4 for information concerning the Max Amalgamation Agreement, the Proposed Max Amalgamation, financial information regarding Max, the Company and the proposed combination of Max and the Company, the proposals to be voted upon at the Annual General Meeting, the Shares, the beneficial ownership of Shares by the principal holders thereof, other information concerning the Company’s management, the procedures for submitting proposals for consideration at the next annual meeting of shareholders of the Company and certain other matters regarding the Company and the Annual General Meeting. See Schedule II for information regarding persons who beneficially own more than 5% of the Shares and the ownership of the Shares by the management of IPC Holdings, Ltd.

WE URGE YOU NOT TO RETURN ANY PROXY CARD YOU RECEIVE FROM THE COMPANY. EVEN IF YOU PREVIOUSLY HAVE SUBMITTED A PROXY CARD FURNISHED BY THE COMPANY, IT IS NOT

TOO LATE TO CHANGE YOUR VOTE BY SIMPLY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD TODAY. THEREFORE, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED GOLD PROXY CARD TO US.

WHETHER OR NOT YOU INTEND TO ATTEND THE ANNUAL GENERAL MEETING, YOUR PROMPT ACTION IS IMPORTANT. MAKE YOUR VIEWS CLEAR TO THE COMPANY’S BOARD BY VOTING “AGAINST” PROPOSALS #1 THROUGH #8 AND #10 AND ANY ADJOURNMENT PROPOSAL AND SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD TODAY.

IF A COMPANY SHAREHOLDER RETURNS A GOLD PROXY CARD THAT IS SIGNED, DATED AND NOT MARKED WITH RESPECT TO A PROPOSAL, THAT SHAREHOLDER WILL BE DEEMED TO HAVE VOTED “AGAINST” PROPOSALS #1 THROUGH #5 (IPC BYE-LAW AMENDMENTS), PROPOSAL #6 (AUTHORIZED SHARE CAPITAL INCREASE), PROPOSAL #7 (NAME CHANGE), PROPOSAL #8 (AUTHORIZATION OF SHARE ISSUANCE) AND PROPOSAL #10 (DIRECTOR COMPENSATION PLAN) AND THE ADJOURNMENT PROPOSAL AS THESE PROPOSALS ARE RELATED TO THE MAX AMALGAMATION WHICH WE OPPOSE.

IF A COMPANY SHAREHOLDER RETURNS A GOLD PROXY CARD THAT IS SIGNED AND DATED BUT NOT MARKED WITH RESPECT TO PROPOSAL #9 (ELECTION OF DIRECTORS) OR PROPOSAL #11 (APPOINTMENT OF KPMG), WE WILL VOTE TO “WITHHOLD” WITH RESPECT TO EACH OF THE NOMINEES LISTED IN PROPOSAL #9 AND TO “ABSTAIN” WITH RESPECT TO PROPOSAL #11.

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

VALIDUS HOLDINGS, LTD.
April 20, 2009

IMPORTANT VOTING INFORMATION

1. If your Shares are held in your own name, please sign, date and return the enclosed GOLD proxy card to Validus Holdings, Ltd., care of Georgeson Inc., in the postage-paid envelope provided.

2. If your Shares are held in “street-name,” only your broker or bank can vote your Shares and only upon receipt of your specific instructions. If your Shares are held in “street-name,” deliver the enclosed GOLD proxy card to your broker or bank or contact the person responsible for your account to vote on your behalf and to ensure that a GOLD proxy card is submitted on your behalf. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Validus Holdings, Ltd., care of Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038, at (888) 274-5119, so that Validus will be aware of all instructions given and can attempt to ensure that such instructions are followed.

3. Do not sign or return any [     ] proxy card you may receive from the Company. If you have already submitted a [     ] proxy card, it is not too late to change your vote — simply sign, date and return the GOLD proxy card. Only your latest dated proxy will be counted.

4. Only the Company’s shareholders of record on          , 2009 are entitled to vote at the Annual General Meeting. We urge each shareholder to ensure that the holder of record of his or her Share(s) signs, dates, and returns the enclosed GOLD proxy card as soon as possible.

If you have any questions or require any assistance in voting your Shares, please contact:

199 Water Street
26th Floor
New York, New York 10038
Banks and Brokers should call: (212) 440-9800
or
Toll Free at (888) 274-5119
Email: validusIPC@georgeson.com

THE VALIDUS OFFER DESCRIBED IN THIS PROXY STATEMENT MAY BECOME THE SUBJECT OF A REGISTRATION STATEMENT ON FORM S-4 FILED WITH THE SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ SUCH REGISTRATION STATEMENT, ALL OTHER APPLICABLE DOCUMENTS AND ANY AMENDMENTS OR SUPPLEMENTS THERETO IF AND WHEN THEY BECOME AVAILABLE BECAUSE EACH WILL CONTAIN IMPORTANT INFORMATION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF ANY DOCUMENTS FILED BY VALIDUS WITH THE SEC AT THE SEC’S WEBSITE (www.sec.gov) OR BY DIRECTING SUCH REQUESTS TO GEORGESON INC., 199 WATER STREET, 26TH FLOOR, NEW YORK, NEW YORK 10038, AT (888) 274-5119 OR BY EMAIL AT validusIPC@georgeson.com.

SCHEDULE I

INFORMATION CONCERNING DIRECTORS, OFFICERS AND
OTHER PARTICIPANTS OF VALIDUS AND VALIDUS LTD.

1.	Directors and Participant Executive Officers of Validus.

The following table sets forth certain information with respect to each director and Participant executive officer of Validus that is a Participant in the solicitation. Unless otherwise indicated, the current business address of each person is 19 Par-La-Ville Road Hamilton HM11 Bermuda and the current business telephone number is (441) 278-9000. Unless otherwise indicated, each such person is a citizen of the United States, and each occupation set forth opposite an individual’s name refers to employment with Validus.

DIRECTORS

Present Principal Occupation or Employment, Material Positions
Name and Current Business Address	Held During the Past Five Years and Business Address Thereof, Citizenship

Edward J. Noonan	Mr. Noonan has been Chairman of the Board and the Chief Executive Officer of Validus since its formation. He has 27 years of experience in the insurance and reinsurance industry, serving most recently as the acting chief executive officer of United America Indemnity Ltd. (Nasdaq: INDM) from February 2005 through October 2005 and as a member of the board of directors from December 2003 to May 2007. Mr. Noonan served as president and chief executive officer of American Re-Insurance Company from 1997 to 2002, having joined American Re in 1983. Mr. Noonan also served as chairman of Inter-Ocean Reinsurance Holdings of Hamilton, Bermuda from 1997 to 2002. Prior to joining American Re, Mr. Noonan worked at Swiss Reinsurance from 1979 to 1983.
Matthew J. Grayson	Mr. Grayson has been a Director of Validus since its formation. He also serves as a senior principal of Aquiline. Mr. Grayson has 24 years experience in the financial services industry. In 1998, following a career in investment banking, corporate finance and capital markets, Mr. Grayson co-founded Venturion Capital, a private equity firm that specialized in global financial services companies. In 2005, Venturion Capital’s professionals joined with Jeffrey W. Greenberg, along with others, to form Aquiline. Mr. Grayson serves on the board of Structured Credit Holdings Plc and has served as Director of Tygris Commercial Finance Group since May of 2008. In 2007, Structured Credit Holdings successfully completed a scheme of arrangement in the Irish High Court with its creditors.
Jeffrey W. Greenberg	Mr. Greenberg has been a Director of Validus since its formation. He also serves as the managing principal of Aquiline, which he founded in 2005. Mr. Greenberg served as chairman and chief executive officer of Marsh & McLennan Companies, Inc. from 2000 to 2004. From 1996 to 2004, Mr. Greenberg was the chairman of MMC Capital, the manager of the Trident Funds. He previously served as a director of Ace, Inc. Previously, he served as a senior executive of AIG, where he was employed from 1978 to 1995. Mr. Greenberg is also Chairman of Group Ark Insurance Holdings Ltd., a Bermuda-based underwriter of insurance and reinsurance risks in the Lloyd’s market.

Present Principal Occupation or Employment, Material Positions
Name and Current Business Address	Held During the Past Five Years and Business Address Thereof, Citizenship

John J. Hendrickson	Mr. Hendrickson has been a Director of Validus since its formation. He is also the Founder and Managing Partner of SFRi LLC, an independent investment and advisory firm (formed in 2004) specializing in the insurance industry. From 1995 to 2004, Mr. Hendrickson held various positions with Swiss Re, including as Member of the Executive Board, Head of Capital Partners (Swiss Re’s Merchant Banking Division), Co-Founding Partner of Securities Capital, a private equity firm, and Managing Director of Fox-Pitt Kelton, Swiss Re’s Investment Banking Subsidiary. From 1985 to 1995, Mr. Hendrickson was with Smith Barney, the U.S. investment banking firm, where he focused on serving the capital and strategic needs of (re)insurance clients and private equity investors active in the insurance sector. Mr. Hendrickson has served as a director for several insurance and financial services companies, and, in addition to Validus, currently serves on the board of CX Reinsurance Company Limited and Tawa PLC.
Sander M. Levy	Mr. Levy has been a Director of Validus since its formation. He also serves as a Managing Director of Vestar Capital Partners, a private equity investment firm based in New York which manages over $7 billion of equity capital, and was a founding partner of Vestar Capital Partners at its inception in 1988. Mr. Levy is currently a member of the board of directors of Symetra Financial Corporation, Wilton Re Holdings Limited and Duff & Phelps, LLC.
Jean-Marie Nessi	Mr. Nessi has been a Director of Validus since its formation. He has also served as a director of Matmut Enterprises since 2007. Mr. Nessi also has served as the head of Aon Global Risk Consulting at Aon France since October 2007. Mr. Nessi served as Chairman and CEO of NessPa Holding from January 2006 to September 2007 and as the head of the property and casualty business unit for PartnerRe Global, a subsidiary of PartnerRe SA, from 2003 to January 2006. He was appointed Chairman of PartnerRe SA in June of 2003. Prior to PartnerRe, Mr. Nessi led AXA Corporate Solutions, the successor company to AXA Ré and AXA Global Risk. Mr. Nessi is a citizen of France.
Mandakini Puri	Ms. Puri has been a Director of Validus since its formation. She also serves as a Senior Vice President with Merrill Lynch Global Private Equity, where she is the Chief Investment Officer. Ms. Puri has been part of Merrill Lynch’s private equity business since 1994, prior to which she was a Director in the High Yield Finance & Restructuring Group at Merrill. Ms. Puri joined Merrill Lynch in 1986. Mr. Puri is a member of the board of directors of PSi Technologies Holdings, Inc.
Sumit Rajpal	Mr. Rajpal has been a director of Validus since November 2008. He is also a managing director of Goldman, Sachs & Co. He joined Goldman, Sachs & Co. in 2000 and became a managing director in 2007. Mr. Rajpal also serves as a director on the boards of HealthMarkets, Inc., USI Holdings Corporation, CSI Entertainment, Alliance Films Holdings Inc., CW Media Holdings, Inc. and Dollar General Corporation (where he is an observer on the board).
George P. Reeth	Mr. Reeth has been President and Deputy Chairman of Validus since its formation and has senior operating and distribution responsibilities. Mr. Reeth, who has 30 years experience in the insurance and reinsurance industry, was a senior executive with Willis Group Limited from 1992 to 2005 and was chairman & chief executive officer of North American Reinsurance Operations for Willis Re Inc. from 2000 to 2005. Prior to Willis, Mr. Reeth was executive vice president at Wilcox, Inc. Prior to Wilcox, Mr. Reeth was a senior professional with E.W. Payne Intermediaries from 1986 to 1988 and with Intere Intermediaries, Inc.

Present Principal Occupation or Employment, Material Positions
Name and Current Business Address	Held During the Past Five Years and Business Address Thereof, Citizenship

Alok Singh	Mr. Singh has been a Director of Validus since its formation. He also serves as a Managing Director of New Mountain Capital, a private equity investment firm based in New York which manages over $7 billion of equity capital. Prior to joining New Mountain Capital in 2002, Mr. Singh served as a Partner and Managing Director of Bankers Trust from 1978 to 2001. In 2001 he established the Corporate Financial Advisory Group for the Americas for Barclays Capital, and led the group until 2002. Mr. Singh is non-executive chairman of Overland Solutions, Inc. and a director of Apptis, Inc., Deltek, Inc, and Ikaria Holdings, Inc.
Christopher E. Watson	Mr. Watson has been a Director of Validus since its formation. He also serves as a senior principal of Aquiline, which he joined in 2006. Mr. Watson has more than 33 years of experience in the financial services industry. From 1987 to 2004, Mr. Watson served in a variety of executive roles within the property & casualty insurance businesses of Citigroup and its predecessor entities. From 1995 to 2004, Mr. Watson was president and chief executive officer of Gulf Insurance Group, one of the largest surplus lines insurance companies in the world. Mr. Watson served as a senior executive of AIG from 1974 to 1987. Mr. Watson is also a director of Group Ark Insurance Holdings Ltd., a Bermuda-based underwriter of insurance and reinsurance risks in the Lloyd’s market.

PARTICIPANT EXECUTIVE OFFICERS

Present Principal Occupation or Employment, Material Positions
Name and Current Business Address	Held During the Past Five Years and Business Address Thereof, Citizenship

Edward J. Noonan	Mr. Noonan has been Chairman of the Board and the Chief Executive Officer of Validus since its formation. He has 27 years of experience in the insurance and reinsurance industry, serving most recently as the acting chief executive officer of United America Indemnity Ltd. (Nasdaq: INDM) from February 2005 through October 2005 and as a member of the board of directors from December 2003 to May 2007. Mr. Noonan served as president and chief executive officer of American Re-Insurance Company from 1997 to 2002, having joined American Re in 1983. Mr. Noonan also served as chairman of Inter-Ocean Reinsurance Holdings of Hamilton, Bermuda from 1997 to 2002. Prior to joining American Re, Mr. Noonan worked at Swiss Reinsurance from 1979 to 1983.
Joseph E. (Jeff) Consolino	Mr. Consolino has been Executive Vice President and Chief Financial Officer of Validus since March 2006. He has over 16 years of experience in the financial services industry, specifically in providing investment banking services to the insurance industry, and most recently served as a managing director in Merrill Lynch’s Financial Institutions Group specializing in insurance company advisory and financing transactions. He serves as a Director of National Interstate Corporation, a property and casualty company based in Ohio and of AmWINS Group, Inc., a wholesale insurance broker based in North Carolina.

2.	Directors and Participant Executive Officers of Validus Ltd.

The following table sets forth certain information with respect to each director and each Participant executive officer of Validus Ltd. Unless otherwise indicated, the current business address of each person is 19 Par-La-Ville Road Hamilton HM11 Bermuda and the current business telephone number is (441) 278-9000. Unless otherwise indicated, each such person is a citizen of the United States.

DIRECTORS

Present Principal Occupation or Employment, Material Positions
Name and Current Business Address	Held During the Past Five Years and Business Address Thereof, Citizenship

Stuart W. Mercer	Mr. Mercer has been a director of Validus Ltd. since its formation. Mr. Mercer’s principal occupation is executive vice president and chief risk officer of Validus. Mr. Mercer has over 18 years of experience in the financial industry focusing on structured derivatives, energy finance and reinsurance. Previously, Mr. Mercer was a senior advisor to DTE Energy Trading.
C. Jerome Dill	Mr. Dill has been a director of Validus Ltd. since its formation. Mr. Dill’s principal occupation is executive vice president and general counsel of Validus. Prior to joining Validus, Mr. Dill was a partner with the law firm of Appleby Hunter Bailhache, which he joined in 1986. Mr. Dill serves on the Board of Directors of Bermuda Commercial Bank.
Conan M. Ward	Mr. Ward has been a director of Validus Ltd. since its formation. Mr. Ward’s principal occupation is executive vice president and chief underwriting officer of Validus. Mr. Ward has over 16 years of insurance industry experience. Mr. Ward was executive vice president of the Global Reinsurance division of Axis Capital Holdings, Ltd. from November 2001 until November 2005, where he oversaw the division’s worldwide property catastrophe, property per risk, property pro rata portfolios. He is one of the founders of Axis Specialty, Ltd and was a member of the Operating Board and Senior Management Committee of Axis Capital. From July 2000 to November 2001, Mr. Ward was a senior vice president at Guy Carpenter & Co.

PARTICIPANT EXECUTIVE OFFICERS

Present Principal Occupation or Employment, Material Positions
Name and Current Business Address	Held During the Past Five Years and Business Address Thereof, Citizenship

Edward J. Noonan	Mr. Noonan has been Chief Executive Officer of Validus Ltd. since its formation. Mr. Noonan’s principal occupation is chief executive officer and chairman of Validus. For biographical information, see “1. Directors and Participant Executive Officers of Validus” above.
Joseph E. (Jeff) Consolino	Mr. Consolino has been Chief Financial Officer and Executive Vice President of Validus Ltd. since its formation. Mr. Consolino’s principal occupation is executive vice president and chief financial officer of Validus. For biographical information, see “1. Directors and Participant Executive Officers of Validus” above.

SCHEDULE II

THE FOLLOWING TABLE IS REPRINTED FROM THE COMPANY’S REGISTRATION
STATEMENT ON FORM S-4 FILED WITH THE SECURITIES AND
EXCHANGE COMMISSION ON MARCH 27, 2009.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The table below sets forth certain information as of March 26, 2009, (unless otherwise specified) with respect to the beneficial ownership of Company common shares by each person who is known to Company, based on filings made by such person under Section 13(d) and Section 13(g) of the Exchange Act, to own beneficially more than 5% of the outstanding common shares, each person currently serving as a director of Company, each nominee for director, the Chief Executive Officer, the Chief Financial Officer, each of the two most highly compensated executive officers of the Company other than the Chief Executive Officer and Chief Financial Officer and all directors and executive officers as a group.

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership(1)		Percentage(2)

FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	4,965,479	(3)	8.9%
Franklin Resources, Inc. One Franklin Parkway San Mateo, California 94403-1906	3,926,292	(4)	7.0%
Barclays Global Investors, NA. 400 Howard Street San Francisco, California 94105	2,811,789	(5)	5.0%
Mark R. Bridges	891	(6)	*
James P. Bryce	324,524	(7)	*
Michael J. Cascio	155	(6)	*
Peter S. Christie	891	(6)	*
Kenneth L. Hammond	891	(6)	*
L. Anthony Joaquin	891	(6)	*
Antony P.D. Lancaster	891	(6)	*
Peter J.A. Cozens	140,340	(8)	*
Stephen F. Fallon	144,669	(9)	*
John R. Weale	161,047	(10)	*
All directors and executive officers as a group	775,190		1.4%

*	Less than 1% of the outstanding common shares.

(1)	In accordance with the rules of the SEC, a person is deemed to have “beneficial ownership” of common shares that such person has the rights to acquire within 60 days. For purposes of calculating percent ownership, each person’s holdings have been calculated assuming full exercise of outstanding options currently exercisable or exercisable within 60 days by such person and by including such person’s restricted stock units and performance share units vesting within 60 days, but not the exercise of options held by any other person. All amounts listed represent sole investment and voting power unless otherwise indicated.

(2)	Based on 55,948,821 common shares issued and outstanding at March 26, 2009.

(3)	According to information in the Schedule 13G/A filed on February 17, 2009, FMR LLC had the following dispositive powers with respect to common shares: (a) sole voting power: none; (b) shared voting power: none; (c) sole dispositive power: 4,965,479; and (d) shared dispositive power: none.

II-1

(4)	According to information reported in the Schedule 13G/A filed on February 6, 2009, Franklin Resources, Inc. had the following dispositive powers with respect to common shares: (a) sole voting power: 3,862,492; (b) shared voting power: none; (c) sole dispositive power: 3,926,292; (d) shared dispositive power: none.

(5)	According to information reported in the Schedule 13G filed on February 5, 2009, Barclays Global Investors, NA. had the following dispositive powers with respect to common shares: (a) sole voting power: 2,540,495; (b) shared voting power: none; (c) sole dispositive power: 2,811,789; (d) shared dispositive power: none.

(6)	Transfer-restricted common shares awarded as compensation for his services as a Director.

(7)	Includes 581 common shares that are held by the IRA trustee for Mr. Bryce’s wife, for which Mr. Bryce disclaims beneficial ownership, 175,000 common shares issuable upon the exercise of options and 7,429 transfer-restricted common shares.

(8)	Includes 81,250 common shares issuable upon the exercise of options and 2,928 transfer-restricted common shares.

(9)	Includes 78,750 common shares issuable upon the exercise of options and 2,556 transfer-restricted common shares.

(10)	Includes 115,750 common shares issuable upon the exercise of options and 2,637 transfer-restricted common shares.

II-2

IMPORTANT

If your Shares are held in your own name, please sign, date and return the enclosed GOLD proxy card today. If your shares are held in “Street-Name,” only your broker or bank can vote your shares and only upon receipt of your specific instructions. Please return the enclosed GOLD proxy card to your broker or bank and contact the person responsible for your account to ensure that a GOLD proxy card is voted on your behalf.

We urge you not to sign any proxy card you may receive from the Company, even in protest.

If you have any questions or require any assistance in voting your Shares, please contact:

199 Water Street
26th Floor
New York, New York 10038
Banks and Brokers should call: (212) 440-9800
or
Toll Free at (888) 274-5119
Email: validusIPC@georgeson.com

[Preliminary Copy — Subject to Completion]

IMPORTANT:
PLEASE SIGN, DATE AND RETURN THIS PROXY CARD
IN THE ENCLOSED ENVELOPE

SOLICITATION BY VALIDUS HOLDINGS, LTD. AND VALIDUS LTD.
IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF DIRECTORS OF
IPC HOLDINGS, LTD. (“IPC” OR THE “COMPANY”).

The undersigned, a holder of Common Shares (the “Shares”) of IPC Holdings, Ltd. acknowledges receipt of the Proxy Statement of Validus Holdings, Ltd. and Validus Ltd. dated          , 2009, and the undersigned revokes all prior proxies delivered in connection with the Annual General Meeting of Shareholders of the Company (the “Annual General Meeting”) to issue Shares and certain other related proposals in connection with the Agreement and Plan of Amalgamation dated as of March 1, 2009, as amended by Amendment No. 1 to the Agreement and Plan of Amalgamation dated as of March 5, 2009, among Max Capital Group Ltd., the Company and IPC Limited and appoints          ,           and           and/or each of them, with full power of substitution, proxies for the undersigned to vote all Shares which the undersigned would be entitled to vote at the Annual General Meeting and any adjournments, postponements or reschedulings thereof, and instructs said proxies to vote as follows:

EXCEPT AS PROVIDED HEREIN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE AND YOU HAVE SIGNED THIS PROXY CARD, THIS PROXY WILL BE VOTED (i) AGAINST EACH OF PROPOSALS #1 THROUGH #8, #10 AND #12, (ii) TO WITHHOLD FOR EACH OF THE NOMINEES LISTED IN PROPOSAL #9, (iii) TO ABSTAIN WITH RESPECT TO PROPOSAL #11 AND (iv) IN THE DISCRETION OF THE NAMED PROXIES ON ANY OTHER MATTER THAT MAY BE PRESENTED AT THE ANNUAL GENERAL MEETING. THIS PROXY WILL REVOKE (OR BE USED BY THE PROXIES TO REVOKE) ANY PRIOR PROXY DELIVERED IN CONNECTION WITH THE PROPOSALS LISTED BELOW TO THE EXTENT IT IS VOTED AT THE ANNUAL GENERAL MEETING AS STIPULATED ABOVE.

BY EXECUTING THE GOLD CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF.

(continued and to be signed and dated on reverse)

VALIDUS HOLDINGS, LTD.
VALIDUS LTD.
PROXY VOTING INSTRUCTIONS

Your vote is important. Casting your vote in one of the three ways described on this proxy card votes all Common Shares of IPC Holdings, Ltd. that you are entitled to vote.

Please mark your votes with an x as shown in this example. Please do not write outside the designated areas.	☒
Annual General Meeting Proxy Card

A.      Proposals — Validus strongly recommends a vote AGAINST each of Proposals number #1 through #8, #10 and #12. Validus makes no recommendation with respect to (i) each of the nominees listed in Proposal #9 and (ii) Proposal #11.

		For	Against	Abstain			For	Against	Abstain
Proposal 1.	To approve an amendment to IPC’s bye-laws effective as of the effective time of the amalgamation to increase the maximum number of directors on IPC’s board of directors from nine to twelve, pursuant to the amalgamation agreement.	☐	☐	☐	Proposal 2.	To approve an amendment to IPC’s bye-laws effective as of the effective time of the amalgamation to modify the indemnity provisions, pursuant to the amalgamation agreement.	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
Proposal 3.	To approve an amendment to IPC’s bye-laws effective as of the effective time of the amalgamation to add provisions regarding advance notice of shareholder nominees for director and other shareholder proposals, pursuant to the amalgamation agreement.	☐	☐	☐	Proposal 4.	To approve an amendment to IPC’s bye-laws effective as of the effective time of the amalgamation to remove provisions for alternate directors and to remove the provision permitting cumulative voting in the election of directors, pursuant to the amalgamation agreement.	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
Proposal 5.	To approve an amendment to IPC’s bye-laws effective as of the effective time of the amalgamation to add certain conditions to the conduct of director meetings, pursuant to the amalgamation agreement.	☐	☐	☐	Proposal 6.	To approve effective as of the effective time of the amalgamation the increase in IPC’s authorized share capital from $1,850,000 to $2,350,000 by the creation of an additional 50,000,000 common shares, par value $0.01 per share, ranking pari passu with the existing common shares of IPC, pursuant to the amalgamation agreement.	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
Proposal 7.	To approve effective as of the effective time of the amalgamation the change in IPC’s name to “Max Capital Group Ltd.” pursuant to the amalgamation agreement.	☐	☐	☐	Proposal 8.	To approve the issuance of shares of IPC pursuant to the amalgamation agreement.	☐	☐	☐

Proposal 9.

A. To elect six directors of IPC to hold office from the close of the IPC Annual General Meeting until the Company’s next annual general meeting of shareholders or until their successors are elected or appointed or their office otherwise vacated.

		For	Withhold			For	Withhold
01	Kenneth L. Hammond	☐	☐	02	Mark R. Bridges	☐	☐

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03	Michael J. Cascio	☐	☐	04	Peter S. Christie	☐	☐

05	L. Anthony Joaquin	☐	☐	06	Antony P. D. Lancaster	☐	☐

B. To elect six of the 12 directors of the combined entity, effective as of the effective time of the amalgamation, pursuant to the amalgamation agreement.

		For	Withhold			For	Withhold

07	W. Marston Becker	☐	☐	08	Gordon F. Cheesbrough	☐	☐

09	K. Bruce Connell	☐	☐	10	Willis T. King, Jr.	☐	☐

11	Mario P. Torsiello	☐	☐	12	James L. Zech	☐	☐

To cumulate votes, place the number of votes for a director on the line next to such director’s name. If no instructions as to cumulation of votes are given, your votes will not be cumulated and your shares will be voted for each of the nominees.

		For	Against	Abstain			For	Against	Abstain
Proposal 10.	To approve a revised plan of remuneration for IPC’s board of directors effective as of the effective time of the amalgamation.	☐	☐	☐	Proposal 11.	To appoint KPMG as IPC’s independent auditors until the close of the next annual general meeting and to authorize the audit committee of IPC’s board of directors to set the compensation of such independent auditors.	☐	☐	☐

		For	Against	Abstain
Proposal 12.	To approve the adjournment of the IPC meeting for the solicitation of additional proxies, if necessary, in favor of any of the above proposals.	☐	☐	☐

B.      Authorized Signatures — This section must be completed for your vote to be counted. Please sign and date below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box

Proxy — Validus Holdings, Ltd. and Validus Ltd.

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